exhibit 1.1

STOCK PURCHASE AGREEMENT

between

PROOF AUTHENTICATION CORPORATION

and

DOCUMENT SECURITY SYSTEMS, INC.,

Relating to the Purchase and Sale

of

100% of the Shares of

of

DSS Digital Inc.

Dated as of

May 7, 2021

-i-

-ii-

-iii-

TABLE OF CONTENTS

		Page

Section 11.10	Severability	65
Section 11.11	Equitable Remedies	66
Section 11.12	Independence of Representations and Warranties.	66
Section 11.13	Further Assurances	66

TABLE OF EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Schedule of Security Holders and Payment Matters
Exhibit C	Referral Agreement

SCHEDULE/ANNEXES

Schedule I	Disclosure Schedules

-iv-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of May 7, 2021 among Proof Authentication Corporation, a Delaware corporation (“Purchaser”), and Document Security Systems, Inc., a New York corporation (“Seller”), the sole stockholder of DSS Digital Inc., a New York corporation (the “Company”). Purchaser and Seller may also be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

Seller is the record and beneficial owner of all of the shares of Common Stock of the Company (the “Shares”), which constitute 100% of the Company’s outstanding equity securities.

Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, all of the Shares (the “Purchased Shares”), immediately following which Purchaser will own all the shares of capital stock of the Company, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1 Definitions. As used in this Agreement the following terms have the following respective meanings:

“ACA” has the meaning set forth in Section 3.10(g).

“Acquisition Proposal” means, with respect to the Company, any offer or proposal from any Person (other than Purchaser or its Affiliates) relating to any transaction or series of related transactions involving, directly or indirectly: (i) any acquisition by any Person of any capital stock or other equity interest of the Company; (ii) any merger, consolidation, business combination or similar transaction involving the Company; (iii) any sale, lease, exchange, transfer, license or other disposition of any material asset of a the Company (other than in the ordinary course of business, consistent with past practice); or (iv) any liquidation or dissolution of the Company; provided, however, that any transactions between Purchaser and Seller referenced in this Agreement will not be deemed an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means all documents, agreements, exhibits, schedules or certificates to, or delivered in connection with, this Agreement, including the Transition Services Agreement and Referral Agreement.

“Audit Firm” means a nationally recognized accounting firm mutually acceptable to Purchaser and Seller.

“Basket Amount” has the meaning set forth in Section 9.2(c).

“Board” has the meaning set forth in Section 2.3(c).

“Business” means Seller’s operations, services and activities related to or in support of Seller’s digital products, including without limitation Seller’s and the Company’s AuthentiGuard and PRISM technologies and products, and any operations, services and activities relating to or in support of Seller’s and the Company’s counterfeit deterrent technologies with proprietary digital data security-based solutions.

“Business Day” means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York, New York are authorized or required to close.

“Business Employee” means any individual employed, engaged or retained by the Company, including any employee, consultant, independent contractor or director of the Company.

“Calculation Period” has the meaning set forth in Section 2.5(a).

“Card Association” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, PayPal and any other card association, debit card network or similar entity and any legal successor organizations or association of any of them.

“Card Association Rules” means the rules, regulations, bylaws, standards, policies, and procedures of the Card Associations, including with respect to the processing of payment card information, the Payment Card Industry Data Security Standards (PCI-DSS) and the Payment Application Data Security Standards (PA-DSS).

“Cardholder Data” means credit, debit or other payment method information, including the number assigned by a card issuer that identifies a cardholder’s account, card expiration date, data stored on the magnetic strip of a credit or debit card, PayPal or other online payment card processor account information and similar information (including any other cardholder information defined for or by Card Association Rules).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as in effect from time to time.

“Claim” means any action, suit, case, litigation, proceeding, claim, arbitration, charge, criminal prosecution, investigation, demand letter, warning letter, finding of deficiency or non-compliance, adverse inspection report, notice of violation, notice of alleged liability, penalty, fine, sanction, subpoena, request for recall, request for remedial action, damages, liabilities and obligations of any nature whatsoever.

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“Claim Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” has the meaning set forth in Section 3.10(h).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Approvals” has the meaning set forth in Section 3.1(e).

“Company Benefit Plan” has the meaning set forth in Section 3.10(a).

“Company Health Plan” has the meaning set forth in Section 3.10(g).

“Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned (in whole or in part) by the Company and all Intellectual Property used in or held for use in connection with the business of the Company (including the items listed on Schedule 3.12(a)).

“Company IT Assets” means any and all IT Assets (including any and all Company Software) owned by the Company and any and all IT Assets used in or held for use in connection with the business of the Company.

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of the Subsidiaries, all products or services currently under development by the Company or any of the Subsidiaries and all products or services currently planned for development and commercial release by the Company or any of the Subsidiaries.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Software” means any and all Software owned or purported to be owned (in whole or in part) by the Company.

“Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company Intellectual Property or Company Products.

“Company Transaction Expenses” means, to the extent unpaid as of the Closing, any legal, accounting, broker’s, investment banker, dataroom provider, financial printer and any other third party service provider fees and expenses incurred by the Company or Seller in connection with the Transaction Agreements and the agreements contemplated hereby and thereby as well as the consummation of the transactions contemplated hereby and thereby.

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“Competitive Activities” means any and all activities competitive with the Business, including any such activities in which Seller was engaged or planned to be engaged in as of the Closing Date.

“Confidential Information” means any proprietary or confidential information relating to the products, services, Intellectual Property, business or affairs of the Company (whether or not such information is embodied in writing or other physical form), including information relating to (a) personnel data, (b) the identity of, or courses of dealings or contracts with, actual or potential business relations, (c) financial statements or other financial information, (d) Intellectual Property, (e) Know-How and (f) information received by the Company from a Person that, to the Knowledge of Seller, is subject to the terms of a confidentiality, non-disclosure or similar agreement; provided, however, that “Confidential Information” shall not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or their Affiliates in violation of (x) the terms of this Agreement, (y) applicable Law or (z) any other agreement between the Parties imposing an obligation of confidentiality; or (ii) is or becomes available to Seller or their Affiliates on a non-confidential basis from a source other than the Company or Purchaser, provided that the source is not known to Seller (after due inquiry) to be bound by a confidentiality agreement with the Company or Purchaser with respect to such information.

“Contract” means any agreement, contract, purchase order, sales order or other legally binding commitment, arrangement or undertaking, together with any amendments and modifications thereto.

“COVID-19 Assistance” means any (i) loan, advance, guarantee, extension of credit, credit enhancement, credit support, reduced interest rate, equity purchase or capital contribution, waiver or forgiveness of any obligation, payment deferral, Tax deferral, Tax filing deadline extension or any other kind of financial assistance, provided by, or on behalf of, a Governmental Authority or financial institution, including any SBA PPP Loan, or (ii) Indebtedness, reimbursement obligation or other liability of any nature owed to, or on account of, or for the benefit of, a Governmental Authority or financial institution, in each case, in connection with COVID-19 or pursuant to COVID-19 Laws.

“COVID-19 Laws” means (i) Presidential Proclamation 9994 of March 13, 2020 Declaring a National Emergency Concerning the COVID-19 Outbreak, (ii) the CARES Act, (iii) the Families First Coronavirus Response Act of 2020 as in effect from time to time and (iv) any related laws, orders, rules, rulings, proclamations, regulations, guidelines or FAQs issued or enacted by a Governmental Authority.

“COVID-19 Outbreak” means the disease caused by the novel coronavirus SARS-CoV-2.

“Customer” has the meaning set forth in Section 3.20(a).

“Damages” has the meaning set forth in Section 9.2(a).

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“Data Protection Obligations” means all applicable Laws, contractual obligations, self-regulatory standards and written policies, notices and terms of use of the Company that are related to privacy, security, data protection or Processing of Personal Data, including, the Family Educational Rights and Privacy Act, state student privacy laws, the Federal Trade Commission Act, The Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM Act), California Consumer Privacy Act (CCPA), the Telephone Consumer Protection Act (TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, the Card Association Rules, and any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

“Disclosure Schedules” means the disclosure schedules of Seller set forth in Schedule I.

“Dispute Notice” means written objections timely delivered by Seller.

“Earn-Out Calculation” has the meaning set forth in Section 2.5(a).

“Earn-Out Maximum” has the meaning set forth in Section 2.5(a).

“Earn-Out Percentage” has the meaning set forth in Section 2.5(a).

“Earn-Out Period” has the meaning set forth in Section 2.5(a).

“Earn-Out Revenue” has the meaning set forth in Section 2.5(a).

“Earn-Out Threshold” has the meaning set forth in Section 2.5(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” means any lien, mortgage, pledge, claim, charge, right of way, security interest, option, right of first refusal or offer, easement, right of others, deed of trust, hypothecation, transfer restriction or other encumbrance.

“Environmental Laws” means any and all Laws relating to pollution, protection of the environment (including ambient air, indoor air, surface water, groundwater, soil gas, land surface or subsurface strata), protection of natural resources and protection of human health and safety, including Laws relating to the presence, use, production, manufacture, generation, formulation, handling, transportation, treatment, storage, disposal, distribution, labeling, packaging, testing, processing, discharge, emission, release, threatened release, control, cleanup of or exposure to toxic or hazardous materials, substances, or wastes, and the regulations promulgated thereunder.

“ERISA” has the meaning set forth in Section 3.10(a).

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“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Fraud” means an intentional and knowing misrepresentation of material facts with intent to deceive with respect to the making of the representations and warranties contained in in this Agreement, as determined pursuant to a common law fraud claim brought under the applicable Law of the State of Delaware.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” has the meaning set forth in Section 3.1(e).

“Hazardous Material” means any material or substance that is regulated, classified or otherwise described as a toxic or hazardous substance, waste or material or a pollutant or contaminant or infectious waste, or words of similar import, in any of the Environmental Laws, or chemicals or compounds that are otherwise subject to regulation, control or remediation, or for which liability can be imposed, under Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture or by-product of any of the foregoing), toxic mold, pesticides, polychlorinated biphenyls, urea formaldehyde, radon gas and radioactive matter.

“Indebtedness” means, without duplication, all (i) indebtedness for borrowed money; (ii) obligations evidenced by notes, bonds, debentures or similar instruments, or pursuant to any direct or indirect guaranty or arrangements having the economic effect of a guarantee (excluding trade payables), or that are secured by an Encumbrance on property or assets; (iii) obligations under interest rate protection agreements; (iv) obligations under capital leases; (v) obligations issued or assumed as the deferred purchase price of property or services; (vi) liabilities, whether or not contingent, for the deferred purchase price of past acquisitions; (vii) amounts accrued in respect of milestone payments; (viii) accrued but unpaid royalty obligations, including re-calculations of royalties paid prior to Closing; (ix) obligations in respect of interest rate, currency or commodity derivatives, swaps, hedges or similar arrangements; (x) asset retirement obligations and similar obligations; (xi) obligations evidenced by any securitization or factoring arrangements; (xii) unpaid Taxes (including Indemnified Taxes) that are due and payable with respect to any Pre-Closing Period, including any such taxes that are assessed and determined to be due or payable with respect to periods after the Closing Date; (xiii) payment obligations accrued or that, at such time of determination, are or become payable to any holder of any indebtedness of the types described in clauses (i) through (xi) of this definition in connection with seeking or receiving any consent, modification, waiver or amendment of any material provision of any such indebtedness or by reason of any default or alleged default of any such indebtedness; and (xv) principal, interest (including default interest), premiums, penalties (including prepayment and early termination penalties and default penalties or judgments), breakage fees and other amounts owing in respect of the items described in the foregoing clauses (i) through (xiii).

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“Indemnified Taxes” means any liability (i) for Seller’s portion of any Transfer Taxes and (ii) for Taxes (A) of the Company attributable to any Pre-Closing Period (for an Overlap Period, determined in accordance with Section 10.1(b)), (B) imposed on the Company as a result of the Company being included in a consolidated, combined, affiliated or unitary group, or as a result of being a transferee or successor, by contract, operation of Law or an express or implied obligation to indemnify or otherwise assume or succeed to the Taxes of any other Person, (C) imposed on the Company or for which the Company may be liable as a result of the transactions contemplated by this Agreement or (D) attributable to any payment that was deferred or other benefit that was received (including deferral of payroll Taxes) pursuant to COVID-19 Laws.

“Indemnifying Person” means the Purchaser Indemnifying Person or Seller Indemnifying Person, as applicable.

“Indemnitee” has the meaning set forth in Section 9.3(a).

“Indemnitor” has the meaning set forth in Section 9.3(a).

“Intellectual Property” means any and all registered and unregistered intellectual property rights throughout the world, in all media, for all versions and elements, in all languages, and for the entire duration of such rights and all tangible embodiments thereof, including any and all of the following items, together with all rights to sue at law or in equity or recover and retain damages and costs and attorney’s fees for past, present, and future infringement, dilution, misappropriation or other violation of any of the foregoing, and renewals, continuations, continuations-in-part, divisions, reissues or other extensions or modifications of legal protections thereof now existing and hereafter filed, issued or acquired: (a) Know-How; (b) patents, industrial property rights, utility models, industrial designs, inventions, discoveries, designs, technology, improvements, documentation, business and technical information methods, processes and art (whether or not patentable and whether or not reduced to practice), all applications therefor and all reissues, divisions, re-examinations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in, arising out of, or associated with the foregoing anywhere in the world (whether or not patentable), including invention disclosures, improvements, concepts, methods, processes, protocols, specifications, designs, formulae, patterns, and techniques and other forms of technology (collectively “Patents”); (c) trademarks, trade dress, trademark registrations, trademark applications, design marks, trade names and corporate names, service marks, service mark registrations, service mark applications, logos, industrial designs (collectively “Trademarks”); (d) copyrights, moral rights, copyright registrations and copyright applications; (e) rights in, arising out of, or associated with Confidential Information; (f) Internet domain names, domain name applications and registrations, and Internet and World Wide Web URLs or addresses and similar rights; (g) rights of privacy and publicity; (h) other proprietary rights arising under statutory or common law, contract, or otherwise, whether or not perfected, and all applications (or rights to apply) for, and for renewals and extensions of, such rights; and (i) goodwill symbolized by or associated with any of the foregoing.

“IRS” means the U.S. Internal Revenue Service and any successor thereto.

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“IT Assets” means any and all of the following owned assets owned or used by or on behalf of the Company: (a) Software, servers, workstations, hardware, firmware, data communication lines, servers, websites operated by the Company, routers, hubs, switches, data communication lines, computer hardware, networks, data, databases, telecommunications systems, interfaces and related systems; (b) other information technology and related systems; and (c) documentation related to each of the foregoing.

“Know-How” means trade secrets and other data, discoveries, concepts, ideas, research and development, information, know-how, formulae, formulations, inventions (whether or not the subject matter of a patent right and including inventions conceived prior to the Closing Date but not documented as of the Closing Date) and invention disclosures, compositions, designs, drawings, plans, proposals, technical data, specifications, manufacturing and production processes and techniques, databases and other proprietary and confidential information, including technical, scientific, analytical, regulatory and business knowledge and materials, customer and supplier lists and contact names, pricing and cost information, financial, business and marketing plans and proposals, techniques, operating manuals and manufacturing and quality control procedures.

“Knowledge of Seller” or words of similar import, means all facts of which Jason Grady, TJ Leonardo, Vincent Lum, Jeff Knisley and Michael Buell shall have notice or actual knowledge following reasonable inquiry.

“Law” means (a) any federal, state, local, municipal, foreign, international, multinational or administrative law, constitution, common law principle, ordinance, code, statute, injunction, rule, statute or governmental regulation; (b) any binding judicial or administrative interpretation of any of the foregoing; (c) the terms and conditions of any agreement with a Governmental Authority; (d) the terms and conditions of any Permit; (e) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder; or (f) any Order.

“Leased Facilities” has the meaning set forth in Section 3.13.

“Leased Real Estate” has the meaning set forth in Section 3.13.

“Liability” means any debt, liability, commitment, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind, character or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, condition (financial or otherwise), or results of operations of the Company, individually or taken as a whole, excluding any effect resulting from (A) changes in the general economic or political conditions in the United States not having a materially disproportionate effect on the Company, individually or taken as a whole, relative to other participants in the industry in which the Company operates, (B) changes (including changes of applicable Law) or conditions generally affecting the industry in which the Company operates and not specifically relating to or having a materially disproportionate effect on the Company, individually or taken as a whole, (C) acts of war, sabotage or terrorism or disasters involving the United States not having a materially disproportionate effect on the Company, individually or taken as a whole, relative to other participants in the industry in which such the Company operates, (D) acts of God, emergencies, change in global health conditions, pandemic or disease or health outbreak (including the COVID-19 Outbreak) or any escalation or worsening thereof, whether or not occurring or commenced before the date hereof, and not specifically relating to or having a materially disproportionate effect on the Company, individually or taken as a whole; (E) any action taken or omitted to be taken by, with the express prior written consent of, or at the written request of, Purchaser or any of its Affiliates; or (F) any failure by the Company to meet internal or published projections, forecasts or estimates (provided that the circumstances giving rise to such failure may be considered and taken into account in determining if a Material Adverse Effect otherwise has occurred); or (G) the negotiation or execution of this Agreement or the announcement or existence thereof, the identity of Purchaser or its Affiliates or the compliance by any Person with any term of any agreement, certificate or document in connection with the transactions contemplated hereby.

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“Material Contracts” has the meaning set forth in Section 3.8(a).

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any charge, temporary restraining order or other order, writ, injunction (whether permanent or otherwise), judgment, consent, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative, of any Governmental Authority.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Overlap Period” means a taxable year or other taxable period beginning on or before, and ending after, the Closing Date.

“Overlap Period Tax Matter” has the meaning set forth in Section 10.4(b).

“Overlap Period Tax Return” has the meaning set forth in Section 10.1(b).

“Patents” has the meaning set forth in the definition of Intellectual Property Rights and includes those Patents set forth on Schedule 3.12(a)

“Party” and “Parties” have the respective meanings set forth in the Preamble.

“Permit” means any approval, permit, license, certificate, franchise, permission, clearance, registration, filing, notice, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

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“Permitted Encumbrance” means any (a) Encumbrance arising under carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the Ordinary Course of Business, that are not due and payable or are being contested by appropriate proceedings (provided that appropriate reserves required pursuant to GAAP have been made in respect thereof); or (b) Encumbrance securing the payment of Taxes, either not yet due and payable or being contested in good faith by appropriate legal or administrative proceedings (provided that appropriate reserves required pursuant to GAAP have been made in respect thereof).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity.

“Personal Data” means any data or information relating to an identified or identifiable natural individual, including name, home address, telephone number, fax number, job titles, employee identification numbers, email address, social security number or other government identification number (including state identification number, tax identification number, driver’s license number, or passport number), geolocation and location information, biometric data, medical or health information, birthdates, Cardholder Data or other financial information (including bank account, credit card and debit card information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing MAC addresses, IP addresses, unique device identifiers, serial numbers, Unique Identifier Headers (UDIH), serial numbers, account or authentication credentials, passwords, and any other data or information that is otherwise considered personally identifiable information personal information, or a similar term under applicable Law.

“Post-Closing Period” means all taxable years or other taxable periods that begin after the Closing Date and, with respect to the Overlap Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Income Tax Return” has the meaning set forth in Section 10.1(a).

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to the Overlap Period, the portion of such period ending on and including the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 10.1(b).

“Privacy Policies” has the meaning set forth in Section 3.12(r).

“Pro Forma Return” has the meaning set forth in Section 10.1(b).

“Prohibited Fund” has the meaning set forth in Section 3.17(e)(iii).

“Prohibited Payment” has the meaning set forth in Section 3.17(e)(i).

“Prohibited Person” means (a) a Person on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of the Treasury or the Denied Persons List or Entity List administered by the U.S. Department of Commerce; (b) a Person on any list of sanctioned Persons administered by the European Union or member of the European Union; (c) the government of any nation against which the United States imposes a trade embargo, including any agency or instrumentality thereof; or (d) a Person acting or purporting to act, directly or indirectly, on behalf of, or an entity that is majority owned or controlled by, any of the Persons covered by subsections (a), (b) or (c).

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“Process” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of such Personal Data or sets of Personal Data.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Shares” has the meaning set forth in the recitals.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Controlled Tax Matter” has the meaning set forth in Section 10.4(b).

“Purchaser Indemnified Persons” has the meaning set forth in Section 9.2(a).

“Purchaser Released Parties” has the meaning set forth in Section 6.9.

“Purchaser Tax Matter” has the meaning set forth in Section 10.4(b).

“Reference Date” has the meaning set forth in Section 3.4(a).

“Reference Date Balance Sheet” has the meaning set forth in Section 3.4(a).

“Referral Agreement” means the Referral Agreement, a form of which is attached hereto as Exhibit C.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration or disposing of a Hazardous Material.

“Reply Certificate” has the meaning set forth in Section 9.3(a).

“Reply Deadline” has the meaning set forth in Section 9.3(a).

“Repository” has the meaning set forth in Section 3.12(f).

“Representative” means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Period” means the period commencing on the date of this Agreement and ending on the fifth anniversary of the Closing Date.

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“Restricted Area” means worldwide.

“SBA” means the Small Business Act of 1953, as in effect from time to time.

“SBA PPP Loan” means any loan obtained by the Company pursuant to Section 7(a) of the SBA and the CARES Act Paycheck Protection Program.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any (a) accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, acquisition of, or access to Sensitive Data transmitted, stored or otherwise Processed by or on behalf of the Company or (b) other act or omission that compromises the security, integrity, or confidentiality of Sensitive Data in the Company’s or its subcontractors’ custody and control.

“Seller Indemnified Persons” has the meaning set forth in Section 9.2(b).

“Seller Released Claims” has the meaning set forth in Section 6.9.

“Seller Releasor” has the meaning set forth in Section 6.9.

“Seller” has the meaning set forth in the Preamble.

“Sensitive Data” means (x) all Personal Data and (y) other confidential or proprietary business information or trade secret information.

“Shares” has the meaning set forth in the recitals.

“Software” means any and all software (including data, source code and object code, executable code, flow charts, development tools, incomplete programs, modules, implementations of algorithms, systems, models and methodologies, databases, versions and releases, Internet websites, website content and images, user interfaces, screens, reports, firmware, templates, menus, buttons and icons, and user manuals and other documentation relating thereto).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person owns, directly or indirectly, either alone or through or together with any other Subsidiary of such Person, stock or other equity interests representing more than 50% of the equity interests thereof or more than 50% of the ordinary voting power thereof.

“Supplier” has the meaning set forth in Section 3.20(a).

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding goods and services tax and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability in connection with the filing of any Reports of Foreign Bank Financial Accounts (FBAR) and any liability for such amounts as a transferee or a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

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“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and any agency charged with the administration or collection of such Tax.

“Tax Incentive” has the meaning set forth in Section 3.9(p).

“Tax Matter” has the meaning set forth in Section 10.4(a).

“Tax Return” means Tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates, amendments thereto, claims for refunds and information Tax returns) for Taxes.

“Third Party Claim” has the meaning set forth in Section 9.3(b).

“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights and includes those Patents set forth on Schedule 3.12(a).

“Transaction Agreements” means this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 10.7.

“Transition Services Agreement” has the meaning set forth in Section 2.1.

“Walk-Away Date” has the meaning set forth in Section 8.1(b).

“WARN Act” has the meaning set forth in Section 3.16(f).

Section 1.2 Construction.

(a) For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes, Disclosure Schedules and other attachments, without reference to a document, are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes, Disclosure Schedules and other attachments to, this Agreement; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (vii) any reference in this Agreement to $ or dollars shall mean U.S. dollars; and (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

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(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(c) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

Article II

Purchase and Sale

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the Shares, free and clear of all Encumbrances. The aggregate purchase price for the Shares (the “Purchase Price”), subject to adjustment pursuant to the terms of this Agreement, shall be an amount equal to (a) $3,000,000 (the “Base Purchase Price”), plus (b) the Earn-Out Payment, if any, which shall be payable and deliverable in accordance with Section 2.5, plus (c) $500,000, the amount in trade credit issued to Seller by Purchaser pursuant to that certain Transition Services Agreement, a form of which is attached hereto as Exhibit A.

Section 2.2 Closing.

(a) The closing (the “Closing”) of the transactions contemplated by this Agreement, shall take place by electronic exchange of duly executed documents on the date specified by the Parties, which shall be no later than the second Business Day after the conditions set forth in Article VII, below, have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time or date as the parties hereto agree in writing (the date on which the Closing occurs, the “Closing Date”). The Closing shall be deemed to have occurred at 11:59:59 p.m. on the Closing Date (the “Effective Time”); provided, however, that all representations and warranties that speak as of the Closing will be deemed to have been made effective as of 12:00:01 a.m. on the Closing Date.

(b) Payment of Purchase Price. On the Closing Date, Purchaser shall: pay, or cause to be paid, the Base Purchase Price to Seller by wire transfer of immediately available funds to the account of Seller as set forth on the schedule of wire information attached as Section 2.2(b)of the Disclosure Schedule.

Section 2.3 Closing Deliveries by Seller. Unless further specified below, at or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a) Documents that are necessary to transfer to Purchaser good and valid title to the Purchased Shares, free and clear of all Encumbrances;

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(b) a certificate of Seller, in form and substance reasonably acceptable to Purchaser, executed by an executive officer of Seller as of the Closing Date and certifying that (i) Seller has complied in all material respects with all of the covenants, obligations and conditions hereunder required to be performed and complied with by it at or prior to the Closing and (ii) the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(c) a certificate of the Secretary of the Company, in form and substance reasonably acceptable to Purchaser, certifying (i) the certificate of incorporation of the Company, (ii) the written consent of the Board of Directors of the Company (the “Board”) approving the Transaction Agreements to which Seller and/or the Company are a party and the transactions provided for herein and therein and (iii) good standings of the Company in each state in which the Company is qualified to do business as a foreign corporation;

(d) an accurate and properly completed IRS Form W-9 from Seller;

(e) the Transition Services Agreement, duly executed by Seller;

(f) the Referral Agreement, duly executed by Seller;

(g) prior to the date of this Agreement, documents evidencing the transfer of the Patents and Trademarks to the Company, including any paperwork to the USPTO and IP Assignment Agreements; and

(h) copies of all Company Approvals duly executed by the applicable consenting party (if applicable).

Section 2.4 Closing Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) the Base Purchase Price;

(b) the Transition Services Agreement, duly executed by Purchaser; and

(c) a certificate of Purchaser, in form and substance reasonably acceptable to Seller, executed by an officer of Purchaser as of the Closing Date and certifying that (i) Purchaser has complied in all material respects with all of its covenants, obligations and conditions hereunder required to be performed and complied with by it at or prior to the Closing and (ii) the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 2.5 Earn-Out Payment.

(a) For purposes of this Agreement, (i) “Earn-Out Maximum” shall mean $1,500,000; (ii) “Earn-Out Percentage” shall mean 30%; (iii) “Earn-Out Period” shall mean the period commencing on the one-year anniversary of the Closing and ending the day before the six-year anniversary of the Closing; (iv) “Earn-Out Revenue” shall mean revenue recognized by the Business in accordance with GAAP (excluding any deferred revenue) for which payments in respect thereof have been actually received by Purchaser; (v) “Earn-Out Threshold” shall mean $2,000,000; (vi) “Calculation Period” shall mean each year, starting on an anniversary of the Closing.

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(b) Earn-Out Consideration. As additional consideration for the Purchased Assets, Purchaser shall pay to Seller with respect to each Calculation Period within the Earn-Out Period an amount, if any (each, an “Earn-Out Payment”), equal to (A) the amount equal to (I) the Earn-Out Revenue for each Calculation Period, minus (II) the Earn-Out Threshold (such difference, the “Incremental Revenue”); multiplied by (B) the Earn-Out Percentage (30%); provided, that the Incremental Revenue shall be capped at $1,166,667 for each Calculation Period and in no event shall Purchaser be obligated to pay Seller in aggregate more than the Earn-Out Maximum for the Earn-Out Period. Notwithstanding the above, if the Earn-Out Revenue for a particular Calculation Period does not exceed the applicable Earn-Out Threshold, no Earn-Out Payment shall be due for such Calculation Period.

(c) The right of Seller to receive the Earn-Out Payment (a) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Seller only the rights of a general unsecured creditor under applicable state law), (b) will not be represented by any form of certificate or instrument, (c) is not redeemable and (d) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, except by operation of law or pursuant to the laws of descent and distribution (and any such transfer in violation of this provision shall be null and void). During the Earn-Out Period, the parties hereto agree that no party hereto shall, in bad faith, take, or omit to take, any action which has the primary purpose or the primary intention of reducing an Earn-Out Payment to Seller.

(d) Not later than sixty (60) days following the end of a Calculation Period, Purchaser shall prepare and deliver to Seller a written statement setting forth in reasonable detail Purchaser’s determination of Earn-Out Revenue for the applicable Calculation Period and its calculation of the resulting Earn-Out Payment (the “Earn-Out Calculation”).

(e) In the event that Seller disputes the Purchaser’s Earn-Out Calculation, Seller shall deliver a Dispute Notice stating the amount, nature and basis of such dispute. In the event of such a dispute, Purchaser and Seller shall first use their respective good faith efforts to resolve such dispute. If Purchaser and Seller are unable to resolve the dispute within 30 calendar days after such delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to the Audit Firm.

(f) If such disagreement and the determination of the Earn-Out Revenue is submitted to the Audit Firm for resolution, then (i) Seller and Purchaser shall execute any agreement(s) required by the Audit Firm to accept their engagement pursuant to this Section 2.5, (ii) Purchaser shall promptly furnish or cause to be furnished to the Audit Firm such work papers and other documents and information relating to the computation of the Earn-Out Revenue as the Audit Firm may reasonably request and are available to Purchaser, (iii) each party shall be afforded the opportunity to present to such Audit Firm, with a copy to the other party, any other written material relating to the computation of the Earn-Out Revenue, (iv) the Audit Firm shall review only those items that are in dispute and (v) the Audit Firm shall not attribute a value to any single disputed amount greater than the greatest amount proposed by either party nor an amount less than the least amount proposed by either party. The parties shall instruct the Audit Firm to render its decision within no more than 60 days from the date that the matter is referred to such firm and its decision shall be final and binding on the parties hereto and, in the absence of fraud or manifest error, shall not be subject to dispute or review. Following any such dispute resolution the Earn-Out Revenue shall be determined final.

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Section 2.6 [Reserved].

Section 2.7 Withholding.

Purchaser and each of its Affiliates and agents shall be entitled to deduct and withhold from the payment of any amounts (or any portion thereof) payable pursuant to this Agreement (or any agreements, documents or instruments entered into pursuant to this Agreement) that the Purchaser is required to deduct and withhold with respect to the making of such payment under any applicable Law. If the Purchaser intends to deduct or withhold any amount as required by any Tax law from any payment made to Seller pursuant to this Agreement, the Purchaser shall (i) promptly provide Seller advance notice of its intent to deduct or withhold such amounts, (ii) provide the legal basis for such deduction or withholding, and (iii) provide a reasonable opportunity for Seller to provide forms, documents or other evidence that would mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld, Purchaser shall promptly remit such amounts to the applicable Tax Authority and such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable payee to whom such amounts would otherwise have been paid.

Article III

Representations and Warranties Regarding the Company

Seller hereby represents and warrants to Purchaser as follows as of the date hereof or such other date(s) as specifically referenced in any section of this Article III, as applicable:

Section 3.1 Organization; Authorization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has all requisite corporate and other power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it presently is proposed to be conducted. The Company is in good standing and is duly qualified as a foreign entity to transact business in each other jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be so qualified, except where the lack of such qualification would not reasonably be expected have a Material Adverse Effect. The Company has no Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

(b) Accurate and complete copies of (i) the certificate of incorporation and (ii) bylaws, or other similar governance documents; (iii) minutes of meetings, or written consents in lieu of meetings, of the stockholders, Board and committees of the Board (iv) equity ownership and transfer ledgers; and (v) other organizational documents (in each case, together with all amendments thereto) of the Company have been delivered or made available to Purchaser. The Company is not in default under or in violation of any provision of its organizational documents. All Transfer Taxes levied or payable with respect to all transfers of securities of the Company prior to the date hereof have been paid and, if applicable, all applicable transfer Tax stamps have been affixed.

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(c) The Company has all requisite corporate and other power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements to which it is a party, the performance of the Company’s obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company, its stockholders and Board. The Transaction Agreements to which the Company is a party have been duly executed and delivered by the Company and (assuming due execution by the other parties thereto) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

(d) The execution, delivery and performance of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in the imposition or creation of an Encumbrance upon, result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation, modification or acceleration, or any obligation or loss of any benefit under or in respect of (i) any provision of the certificate of incorporation, bylaws, or similar organizational documents, of the Company; (ii) any Contract or Permit to which the Company is a party or to which any of their respective properties or assets are bound; or (iii) any Law or Order to which the Company is subject.

(e) No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Company with, to or from any Person, including any United States or foreign, federal, state, local or other governmental, administrative or regulatory authority, agency, bureau, commission, department or other governmental or administrative instrumentality, subdivision, court, arbitrator, tribunal or body (each, a “Governmental Authority”), in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 3.2 Capitalization; Structure.

(a) All outstanding Shares are reflected in full on the Company’s stock ledger attached hereto as Schedule 3.2(a), are uncertificated (with all issued and outstanding shares represented and fully reflected in digital form on Carta) and constitute one hundred percent (100%) of the total issued and outstanding equity securities of the Company.

(b) All Shares issued by the Company: (i) were duly authorized and validly issued in compliance with federal and applicable state and foreign Law, free and clear of all Encumbrances and exempt from registration under all applicable federal and state securities laws and regulations; (ii) are fully paid and nonassessable, (iii) have not been issued in violation of any preemptive rights and (iv) are not subject to preemptive rights, rights of first refusal or similar rights created by statute, the Company’s organizational documents or any agreement. Furthermore, there are no (x) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company or (y) outstanding obligations of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in the Company or any other Person. There are also no other outstanding securities of the Company, including any debt securities or any options, warrants, calls, commitments, agreements or other rights of any kind, giving any Person the right to acquire, or any securities that, upon conversion, exchange or exercise would give any Person the right to require the issuance, sale or transfer of, or obligations to issue, sell or transfer, or otherwise convertible, exercisable or exchangeable into, any shares of capital stock or other equity interests in the Company.

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(c) As of the date of this Agreement, there are no change of control or any other similar rights, anti-dilution protections, accelerated vesting rights, bonus, incentive payments, or other rights that any Seller, any officer, employee or director of the Company, or any other Person would be entitled to exercise or invoke as a result of, or in connection with, the transactions contemplated by the Transaction Agreements or otherwise.

(d) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the equity securities of the Company. Following the Closing, no Person will have any right to receive shares of capital stock or other equity interests in the Company upon exercise, conversion or vesting of any right or convertible instrument.

Section 3.3 Title to Assets; Sufficiency of Assets. The Company owns or leases (absent any defaults under any such lease by the Company, or, to the Knowledge of Seller, any third parties (and, to the Knowledge of Seller, no event has occurred that with the lapse of time or the giving of notice, or both, would constitute such a default)) all tangible personal property, including all buildings, machinery, equipment, and all other material tangible assets, used by it in connection with the Business, as presently conducted, in each case, free and clear of any Encumbrance, except Permitted Encumbrances. Such property and assets are in satisfactory operating condition and free from material defects, in each case, subject to ordinary wear and tear, and are suitable for the purposes used. Such property and assets constitute all of the material properties and assets used or held for use in connection with the Business during the past twelve months (except cash and cash equivalents disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, and properties or assets sold or replaced by equivalent properties or assets, in each case in the Ordinary Course of Business). The assets of the Company constitute all of the material assets necessary to conduct the Business as conducted as of the date of this Agreement and to permit the Company to conduct the Business after the Closing in the substantially the same manner as the Business is currently conducted.

Section 3.4 Financial Statements.

(a) The Company has delivered or made available to Purchaser true and complete copies of: (i) the audited balance sheet of the Company as of December 31, 2020 (such date, the “Reference Date” and such balance sheet, the “Reference Date Balance Sheet”), and the related income statements for each such year (including the notes thereto) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and in conformity with the practices consistently applied by the Company in the immediately preceding fiscal periods (except as may be indicated in the notes thereto to the contrary) and present fairly, in all material respects, the financial position, cash flows and results of operations of the Company, for the periods and as of the dates set forth therein, in each case in conformity with GAAP, subject to, in the case of the unaudited interim Financial Statements, the absence of information or notes not required by GAAP to be included in interim financial statements that, if furnished, would not, individually or in the aggregate, disclose any material obligation or liability not otherwise accrued for in such Financial Statements, and to normal year-end audit adjustments, none of which is material.

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(b) The Company keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect, in all material respects, the transactions and dispositions of their assets. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. To Seller’s Knowledge, there are no material deficiencies in the Company’s internal financial and reporting controls. There is no Fraud, whether or not material, which involves management or other employees who have a significant role in the Company’s internal control over financial reporting and the Company’s internal control over financial reporting is effective.

(c) The Company has no Liabilities of the type or nature that would be required to be recorded or reflected on a balance sheet under GAAP, except for (i) Liabilities set forth in the Reference Date Balance Sheet, (ii) Liabilities that have arisen after the Reference Date in the Ordinary Course of Business (none of which is material and none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of a Law) and (iii) those Liabilities set forth on Schedule 3.4(c).

(d) As of the date of this Agreement, there are no amounts owed to the Company by any Business Employee, Seller or Affiliate of Seller.

Section 3.5 Absence of Certain Changes. Since the Reference Date, there has not been any Material Adverse Effect. Since December 31, 2019, the Company has conducted its business in the Ordinary Course of Business and in substantially the same manner as previously conducted and there has not occurred any damage to or destruction of any material asset of the Company, whether or not covered by insurance. Without limiting the generality of the foregoing, since the Reference Date, there has not been any:

(a) authorization, issuance, sale, delivery, or agreement to issue, sell or deliver, any shares, equity interests, bonds or other securities (whether authorized and unissued or held in the treasury) of the Company, or purchase, redemption, dividend, retirement, grant, or agreement to grant any options, phantom equity, RSUs, warrants, registration rights, dividend rights or other rights calling for the issuance, sale or delivery (including upon conversion, exchange or exercise) of limited liability company interests, bonds or other securities of the Company;

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(b) increase (or acceleration) any compensation or benefit (including any severance, change of control or retention benefits) payable or to become payable by the Company to any current Business Employee, stockholder, equity holder, director, manager, officer, or individual independent contractor of the Company, other than in the Ordinary Course of Business consistent with past practice with respect to Business Employees that are not officers or directors, including, without limitation, the entry into any employment, severance, retention, change of control or similar Contract with any current or former Business Employee, stockholder, member, equity holder, director, manager, officer, or individual independent contractor of the Company or material modification of any arrangement subject to Section 409A of the Code;

(c) except as required by Law, adoption or termination of, amendment to or increase in the payments or benefits under any (i) Company Benefit Plan, or (ii) other than employee advances in the ordinary course of business, employment, severance, change of control, retention or other agreement with any current or former Business Employee, in each case, whether written or oral;

(d) declaration or payment of any dividend or other distribution or payment in respect of Shares, bonds, or other securities of the Company;

(e) amendment to the organizational documents of the Company;

(f) sale (other than in the Ordinary Course of Business), lease, license or other disposition of, or imposition of any Encumbrance on, any of the Company’s assets or properties;

(g) entry into, amendment of, termination of, or receipt of notice of termination of any Material Contract, other than any automatic renewals thereof pursuant to the terms of any such Material Contract;

(h) entry into, or amendment or renewal of, any Contract with a customer pursuant to which the Company has provided or agreed to provide a discount outside of the Ordinary Course of Business or in any case of more than 20% off the standard rates;

(i) entry into any Contract committing the Company to undertake capital expenditures, the performance of which involves consideration in excess of $25,000 annually or $100,000 in the aggregate;

(j) borrowings or agreements to borrow by the Company, or guarantees by the Company of any Indebtedness of any Person, except such borrowings, guarantees or other contingent financial obligations made in the Ordinary Course of Business;

(k) making of any loans, advances or capital contributions to, or investments in, any Person or payment of any fees or expenses of Seller or any Affiliate thereof;

(l) (i) liquidation, dissolution, recapitalization or reorganization in any form of transaction; (ii) filing for bankruptcy or insolvency; or (iii) application for relief of debt or a moratorium on payments; and no third party has taken any of the foregoing actions, in each case in respect of or on behalf of the Company;

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(m) change with respect to the methods, practices or timing for the collection of amounts owed to the Company, or payment of any amounts payable or other debts or obligations of the Company, including (i) changing from current to long-term any liabilities of the Company and (ii) any change in the Company’s cash management practices and its policies, practices and procedures with respect to billings, bookings, discounts, customer payment terms, collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(n) cancellation, reduction or waiver of any material debt, claim or right of the Company;

(o) modification, amendment or adjustment to or of the type or amount of insurance coverage maintained by the Company, including over its assets and properties (other than in the Ordinary Course of Business);

(p) written notice by any Person with whom the Company has an ongoing material business relationship that such Person intends to discontinue or change the terms of its relationship with the Company;

(q) material change in the accounting methods used by the Company;

(r) (i) preparation, amendment or filing by or with respect to the Company, or any of its assets, of any Tax Return that is inconsistent with past practice; (ii) position taken, election made or revoked, or method adopted by or with respect to the Company, or any of its assets, that is inconsistent with positions taken, elections made or methods used in the preparing or filing of similar Tax Returns with respect to the Company or any such assets in prior periods or (iii) entry into, amendment or modification of any Tax sharing arrangement, Tax indemnity contract or similar contract or arrangement affecting the Company, or any of its assets, or any payments made under any Tax sharing arrangement, Tax indemnity contract or similar contract that are outside the Ordinary Course of Business; or

(s) agreement, whether oral or written, by the Company to do or cause to be done any of the foregoing (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by the Transaction Agreements).

Section 3.6 Litigation; Claims.

(a) As of the date of this Agreement, there is no Claim pending or, to the Knowledge of Seller, threatened against the Company or, to the Knowledge of Seller, any Claim pending or threatened against any of the Company’s current directors or managers (in their capacities as such), nor, to the Knowledge of Seller, is there any reasonable basis for any such Claim. Furthermore, there are no Orders outstanding against the Company or any of their respective properties, assets or businesses that have not been satisfied. The Company is not a party to any Claim in which it is a plaintiff or is otherwise seeking relief.

(b) To the Knowledge of Seller, no fact or circumstance exists that could reasonably be expected to give rise to any Claim or Order against, relating to or affecting the Company or any of its assets and properties that, if adversely decided, would be reasonably likely to result in a Liability to the Company, including with respect to any employment.

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Section 3.7 Compliance with Laws. The Company is not in violation of, nor has it violated, within the past five (5) years, or been given written notice, of any violation of, any Law. To the Knowledge of Seller, (i) the Company is not under investigation or inquiry with respect to the violation of any Law, and (ii) there are no facts or circumstances that would reasonably be expected to form the basis for any such violation.

Section 3.8 Material Contracts.

(a) Schedule 3.8(a) sets forth a list of all (the “Material Contracts”) as of the date of this Agreement:

(i) Contracts with Customers and Suppliers;

(ii) Contracts that relate to or evidence Company Indebtedness or pursuant to which an Encumbrance has been placed on any material asset or property of the Company;

(iii) Contracts that (A) limit the ability of the Company or Affiliate of, or successor to, the Company, or, to the Knowledge of Seller, any executive officer of the Company, to compete in any line of business or with any Person or in any geographic area or during any period of time or to develop, market, sell, distribute or otherwise exploit Company services or products, (B) grant exclusive rights of any type or scope or rights of first refusal, rights of first negotiation or similar rights or terms to any Person, (C) require the Company or Affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of any of its material requirements or needs in any respect, (D) limit or purport to limit the ability of the Company or Affiliate of, or successor to, the Company to solicit any customers, employees or clients of the other parties thereto, (E) require the Company or Affiliate of, or successor to, the Company to provide to the other parties thereto “most favored nation” pricing, or (F) require the Company or affiliate of, or successor to, the Company to market or co-market any products or services of a third party;

(iv) powers of attorney and proxies entered into by or granted to the Company, whether limited or general, revocable or irrevocable;

(v) confidentiality, non-disclosure and/or standstill agreements entered into by the Company (other than in the Ordinary Course of Business);

(vi) Contracts that contain any obligation on the part of the Company to indemnify any Person other than Contracts containing customary indemnification obligations relating to breaches of the terms thereof and customary indemnification obligations for infringement granted in licensing agreements (in each case entered into in the Ordinary Course of Business);

(vii) Contracts pursuant to which the Company grants or obtains a right or license to use Intellectual Property or IT Assets, other than Contracts concerning generally commercially available Software, including Software available through retail stores, distribution networks, that is subject to “shrink-wrap” or “click-through” license agreements, or that is pre-installed as a standard part of hardware purchased by the Company, with a replacement cost or an annual license fee of less than $25,000 in the aggregate;

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(viii) Contracts pursuant to which the Company has granted a right or license to or has assigned any Company Intellectual Property or Company IT Assets to any Person and any and all other Contracts relating to the Company Intellectual Property or Company IT Assets;

(ix) Contracts that create or relate to a partnership or joint venture to which the Company is a party, or pursuant to which the Company has any ownership interest in any other Person;

(x) Contracts for (A) the acquisition or disposition of any equity interests or material assets of the Company or any other Person or (B) any merger, recapitalization, redemption, reorganization or other similar transaction involving the Company;

(xi) Contracts for the employment or engagement of any Business Employee or any other type of Contract with any Business Employee that is not immediately terminable by the Company or Seller without cost or liability or that any such Person has obligations towards as of and/or following the date of this Agreement, including any Contract requiring any such Person to make a payment to any Business Employee on account of any transaction contemplated by the Transaction Agreements or any Contract that is entered into in connection with the Transaction Agreements;

(xii) Contracts under which the Company has, directly or indirectly, made any advance, loan or extension of credit to any Person;

(xiii) Contracts for capital expenditures or the acquisition or construction of fixed assets for the benefit of or use by the Company, the performance of which involves consideration in excess of $50,000 annually or $100,000 in the aggregate;

(xiv) Contracts for the purchase or sale of real property;

(xv) Contracts relating to Leased Real Estate or the lease of personal property;

(xvi) Contracts between the Company, on the one hand, and any Affiliate of the Company, on the other hand;

(xvii) Contracts with one or more Governmental Authorities;

(xviii) Contracts that are otherwise material to the Company and not previously disclosed pursuant to this Section 3.8(a); and

(xix) any commitment to enter into any agreement of the type described in subsections (i) through (xviii) of this Section 3.8(a).

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(b) Each Material Contract constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and, to the Knowledge of Seller, constitutes a valid and binding obligation of the third party thereto, enforceable against such third party in accordance with its terms. With respect to all such Material Contracts, neither the Company nor, to the Knowledge of Seller, any other party to any such Material Contract, is in breach thereof or material default thereunder and there does not exist under any provision thereof, to the Knowledge of Seller, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default. True and complete copies of each Material Contract set forth in Schedule 3.8(a) (together with all amendments, waivers or other changes thereto) have been furnished or made available to Purchaser (including descriptions of the material terms of all oral Material Contracts), and all of such Material Contracts are legal, valid and in full force and effect.

Section 3.9 Taxes.

(a) (i) The Company has timely filed all Tax Returns required to be filed by or with respect to the Company (taking into account any valid extensions of time to file), (ii) such Tax Returns were correct and complete in all respects, (iii) all Taxes and Tax Liabilities due by the Company, have been timely paid in full and (iv) the Company has not entered into or been requested to enter into any waivers of statutes of limitations in connection with any Taxes or Tax Returns. There are no liens for Taxes upon the assets of the Company except for Permitted Encumbrances. The Company uses the cash method of accounting for income Tax purposes.

(b) All Taxes which the Company was required by Law to withhold and collect have been withheld, collected and paid over, in each case, to the proper Tax Authorities. With respect to the Pre-Closing Period, the Company (i) is not and never has been a member of any consolidated, combined, affiliated or unitary group for Tax purposes, or (ii) does not have any Liability for the Taxes of any other Person (x) as a result of being a member of any consolidated, combined, affiliated or unitary group, or (y) as transferee or successor, by contract or otherwise. There is no audit, examination, deficiency, or refund litigation that is pending or threatened with respect to any Taxes of the Company and no Tax Authority has given notice of the commencement of (or its intent to commence) any audit, examination or deficiency litigation with respect to any Taxes.

(c) The Company has not granted to any Person a power-of-attorney currently in force relating to Tax matters.

(d) No Claim has been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. To the knowledge of Seller, the Company does not have nexus nor is it required to file Tax Return sin a jurisdiction where it does not file Tax Returns, whether or not the Company has a physical presence in such jurisdiction. The Company does not have, nor has it ever had, a permanent establishment or other taxable presence in any foreign country.

(e) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company and any other party (including any predecessors or affiliates thereof) under which the Company could be liable for any Taxes.

(f) The Company has never applied for or otherwise made, any accounting method change for which they or any of their members will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws; neither the IRS nor any other Tax Authority has proposed in writing any such adjustment or change in accounting method.

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(g) The Company has delivered or made available to Purchaser copies of each Tax Return filed on behalf of the Company since December 31, 2018, and in the case of federal tax returns, since December 31, 2017.

(h) There are no transactions or facts existing with respect to the Company which by the reason of the consumption of the transactions contemplated by this Agreement will result in the Company recognizing income.

(i) The Company has not entered into any reportable transactions for purposes of U.S. Treasury Regulations Section 1.6011-4 or a transaction that did not have economic Substance for purposes of Section 7701(o) of the Code (and in each case any corresponding or similar provision of applicable state, local or foreign income Tax law).

(j) There are no Tax rulings, requests for rulings or closing agreements relating to the Company, nor has anyone acting on behalf of the Company requested or received a ruling from any Tax Authority or signed a closing or other agreement with any Tax Authority.

(k) Neither the Company nor Seller will be required to include any item of income in, or exclude any deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting or the improper use of a cash or other method of accounting, prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable state, local or foreign income Tax Law) executed prior to the Closing; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of applicable state, local or foreign income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of applicable state, local or foreign income Tax Law, with respect to a transaction consummated prior to the Closing); (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid or deposit amount received prior to the Closing by the Company; (vi) income inclusion under Code Section 951 or 951A with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) prior to the Closing; (vii) election described in Section 108(i) of the Code (or any corresponding or similar provision of applicable state, local or foreign Tax Law) made prior to the Closing (viii) debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code; or (ix) any COVID-19 Assistance. Neither the Company nor Seller is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code with respect to a period or portions of periods ending on or prior to the Closing Date.

(l) The Company has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

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(m) The Company has provided to Purchaser true, correct, and complete copies of any and all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company, and relating to Taxes.

(n) The Company is in compliance with all transfer pricing requirements in each jurisdiction applicable to the Company. None of the transactions between the Company or any other Persons (including the Affiliates) could reasonably be expected to be subject to any adjustment, apportionment, allocation or recharacterization under Section 482 of the Code or any similar U.S. state or local or non-U.S. Legal Requirement, and all of such transactions have been effected on an arm’s length basis. The Company has contemporaneous documentation of, and the Company has made available to Purchaser, all transfer pricing methodologies, including a transfer pricing analysis or study for each material or ongoing intercompany or related party transaction. The Company has made available to Purchaser all intercompany Contracts relating to transfer pricing.

(o) Since January 1, 2019, the Company and any Subsidiary have been classified as a corporation for U.S. federal and applicable state and local income Tax purposes.

(p) The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(q) The Company has not made any changes to its Tax accounting or reporting as a result of provisions in the CARES Act and, other than the SBA PPP Loan, has not otherwise taken advantage of any loan or other programs under the CARES Act.

Each of the representations and warranties set forth in this Section 3.9 are made with respect to any predecessors of the Company.

Section 3.10 Employee Benefits.

(a) Schedule 3.10(a) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject to ERISA) and any other plan, policy, program, practice, agreement or arrangement (whether written or oral) providing compensation or other benefits to any current or former Business Employee (or to any dependent or beneficiary thereof), maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has, or is reasonably expected to have, any obligation or liability, including all Contracts (other than offer letters for “at-will” employment that do not contain severance or require notice to terminate) providing benefits relating to retirement or supplemental retirement, relocation, repatriation, expatriation, commission, incentive, bonus, performance awards, termination notice, severance, change in control, deferred compensation, vacation, holiday, cafeteria, fringe benefit, vehicle allowance, medical, disability, share purchase, share option, stock appreciation, phantom shares, restricted shares or other share-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).

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(b) With respect to each Company Benefit Plan, the Company has furnished to Purchaser a true, correct and complete copy of the following documents: (i) current written documents comprising each of the Company Benefit Plans and all amendments, trust documents, insurance policies or Contracts, summary plan descriptions, summaries of material modifications, and any material employee communications relating thereto, or, if there is no such written document, an accurate and complete description of the Company Benefit Plan, (ii) the Form 5500 reports filed for the past three plan years, if applicable, and any other report or filing required to be submitted to any Governmental Authority during the past three years in respect of a Company Benefit Plan; (iii) the most recent financial statements, audit reports and actuarial reports, if any; (iv) the most recent IRS and other applicable Governmental Authority determination, opinion, notification and advisory letters, if any; (v) all material communications to employees relating to any Company Benefit Plan and any proposed Company Benefit Plan, in each case, relating to any terminations, amendments, establishments, acceleration of payments or vesting schedules or increases (or decreases) in benefits, which would result in material liability to the Company; (vi) all correspondence to or from any Governmental Authority relating to any Company Benefit Plan within the past three years; (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Benefit Plan; and (viii) all testing results pertaining to coverage, nondiscrimination, top heavy status, and limits on contributions and benefits, in each case, for each Company Benefit Plan for the three most recent plan years, if applicable. There has been no amendment to, written interpretation or announcement (whether written or oral) by the Company or an ERISA Affiliate relating to, or change in participation or coverage under, the Company Benefit Plan which would reasonably be expected to materially increase the expense of maintaining such Company Benefit Plan above the level of expense incurred with respect to such Company Benefit Plan for the most recent fiscal year included in the Financial Statements.

(c) Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has (i) either obtained from the IRS a favorable determination letter as to its qualified status under the Code, or has applied to the IRS for such a determination letter or (ii) has been established under a standardized prototype plan or volume submitter plan for which an IRS opinion letter or advisory letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also provided to Purchaser a true, correct and complete copy of the most recent IRS determination, advisory or opinion letter issued with respect to each such Company Benefit Plan, if any, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Benefit Plan subject to Section 401(a) of the Code.

(d) There has been no “prohibited transaction” (within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA, Sections 4975(c)(2) and 4975(d) of the Code and any regulatory or other guidance under Law) with respect to any Company Benefit Plan that would reasonably be expected to result in any material liability. Neither the Company nor any ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code, Title I of ERISA or any other Law with respect to any of the Company Benefit Plans.

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(e) Each Company Benefit Plan has been maintained and administered in accordance with its terms in all material respects and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) in all material respects, and the Company and each ERISA Affiliate has performed all material obligations required to be performed by it under and is not in default under or in violation of, and to the Knowledge of Seller no other Person is in default under or in violation of, the material terms of any Company Benefit Plans. In addition, with respect to each Company Benefit Plan intended to include a SIMPLE IRA arrangement, the Company has at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor.

(f) Neither the Company nor any ERISA Affiliates currently maintain, sponsor, participate in or contribute to, or have ever maintained, established, sponsored, participated in, or contributed to, (i) any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (iii) any “multiple employer plan” as such term is defined in Section 413(c) of the Code; (iv) a “welfare benefit fund” within the meaning of Section 419 of the Code; or (v) any Company Benefit Plan subject to a collectively bargained agreement. The Company has never maintained, established, sponsored, participated in or contributed to any defined benefit pension plan for the benefit of Business Employees who perform services outside the United States.

(g) The Company and each Company Benefit Plan that is a “group health plan” as defined in ERISA Section 733(a)(1) (a “Company Health Plan”) (i) are currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Healthcare Reform Laws”), (ii) have been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010 and (iii) to the Knowledge of Seller, no event has occurred, and no fact or circumstance exists, that would reasonably be expected to subject the Company or any Company Health Plan to material penalties or material excise taxes under Code Sections 4980D or 4980H or any other provision of the Healthcare Reform Laws.

(h) No Company Benefit Plan has ever promised, for which there is potential future liability, or provided for any post-retirement life, medical, dental or other welfare benefits (whether or not insured) except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable foreign, state or local Law.

(i) With respect to each applicable Company Benefit Plan, the Company has materially complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including the COBRA provisions set forth in the American Recovery and Reinvestment Act of 2009 and any applicable proposed regulations) thereunder, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

(j) Except as set forth on Schedule 3.10(j), (i) there are no actions, disputes, claims (other than routine claims for benefits), legal proceedings or other proceedings including administrative proceedings with the IRS, Department or Labor or any other Federal, state, local or foreign agency, pending or, to the Knowledge of Seller, threatened with respect to any Company Benefit Plan or any related trust or other funding arrangement thereunder or with respect to the Company, as the sponsor or fiduciary thereof and (ii) to the Knowledge of Seller, no Company Benefit Plan nor any related trust or other funding arrangement thereunder nor the Company, as the sponsor or fiduciary thereof, is the subject of an audit, investigation or examination by a Governmental Authority.

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(k) The Company has not expressed in writing to Business Employees or other service providers any commitment to create, amend, terminate or adopt any Company Benefit Plan or individual agreement with any Business Employee.

(l) All contributions required to be made by the Company or any ERISA Affiliate to any Company Benefit Plan have been timely made or, if not yet due, have been fully reserved for and specifically identified in the Reference Date Balance Sheet.

(m) There are no loans or extensions of credit from the Company or any ERISA Affiliate to any former or current Business Employee.

(n) Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored by the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the final or proposed regulations thereunder, and any other IRS guidance issued with respect thereto. No deferred compensation plan existing prior to January 1, 2005, which would otherwise not be subject to Section 409A of the Code, has been “materially modified” at any time after October 3, 2004. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(o) The Company has delivered to Purchaser true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Service Center, with respect to any unvested securities or other property issued by the Company or any ERISA any Affiliate to any of their respective employees, non-employee directors, consultants and other service providers. No payment to any equity holder of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to any equity holders with respect to which Purchaser or the Company would be required to deduct or withhold any Taxes.

(p) Neither the consummation of the Closing or any other transaction contemplated hereby or thereby (either alone or in connection with any other event, including any termination of employment or service) will (i) result in any parachute payment (within the meaning of Section 280G) or other payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) increase or otherwise enhance any benefits otherwise payable by Seller or the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Seller or the Company to any Person.

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Section 3.11 Environmental Matters. The Company has been and is now in compliance, in all material respects, with all applicable Environmental Laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require the undertaking by the Company of any investigations or remedial actions pursuant to Environmental Laws. No Release or threatened Release of Hazardous Materials has occurred at any of the Leased Real Estate. The Company has not received any written notice of any environmental Claim or actual, alleged or potential noncompliance with, or liability under, any Environmental Law, or that the Company may be a responsible party under, any Environmental Law, and the Company has not been required by any Governmental Authority or other Person to undertake any remedial or investigative action of any kind pursuant to any Environmental Law or Permit. The Company is not the subject of any Order or Contract with any Governmental Authority or other Person in respect of Environmental Laws, Permits, environmental Claims or any Release or threatened Release of a Hazardous Material or the cleanup or abatement of any such Release or threatened Release.

Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 3.11 shall constitute the sole and exclusive representations and warranties made by the Company with respect to environmental matters, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to environmental matters.

Section 3.12 Intellectual Property; Data Privacy; Security.

(a) Company IP. Schedule 3.12(a) sets forth a true and complete list (or description) of all Company Intellectual Property owned by or exclusively licensed to the Company (i) that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing (the “Company Registered Intellectual Property”), including, as applicable, the application or registration number, and the jurisdiction where registered or applied for; (ii) material unregistered trademarks or service marks and for both (i) and (ii) the owner of the foregoing (including, where applicable, each owner of jointly owned Company Intellectual Property). The Company Intellectual Property along with any rights in Intellectual Property licensed or otherwise granted to the Company pursuant to the Contracts set forth on Schedule 3.8(a)(vii) constitutes all Intellectual Property necessary to conduct the Business of the Company as currently conducted or proposed to be conducted. Neither the Company nor any of the Subsidiaries have transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any other Person. No other Person has any ownership right, title, interest, claim in or lien on any of the Company Intellectual Property. The Company and its Affiliates have complied with their respective duties of disclosure to the U.S. Patent and Trademark Office or foreign equivalent regarding each applicable item of Company Registered Intellectual Property.

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(b) Rights in IP. The Company owns or has a valid and enforceable license or other right to use (which license or other right will remain in full force and effect, without restriction or limitation, immediately upon consummation of the transactions contemplated by the Transaction Agreements) the Company Intellectual Property, the Company Products, and Company IT Assets, free and clear of all Encumbrances, in each applicable jurisdiction, except for Permitted Encumbrances and (i) no Claim by any Person contesting the validity, enforceability, use or ownership of any Company Intellectual Property, Company Products, or Company IT Assets has been made, is currently outstanding or is threatened, and there are, to the Knowledge of Seller, no grounds for the same; (ii) no loss, expiration (except for expiration of the normal term of any Company Registered Intellectual Property that is set to expire within one year of the Closing Date), reexamination, reissue, opposition, or declaratory judgment action pertaining to any Company Intellectual Property or the Company IT Assets is pending or, to the Knowledge of Seller, threatened; (iii) except as set forth in Schedule 3.12(b), and as of the date of this Agreement, the Company has not received and is not aware of any Claim from any Person that the Company Intellectual Property or Company IT Assets, any of the Company Products or activities necessary to conduct the Business of the Company as currently, proposed to be or previously conducted (including any demand or request that the Company license rights from any Person) infringes, misappropriates, dilutes or otherwise violates or conflicts with the Intellectual Property of any other Person; (iv) to the Company’s knowledge, the Company has not infringed, directly or indirectly, diluted, misappropriated or otherwise violated or conflicted with, and is not now infringing, directly or indirectly, diluting, misappropriating or otherwise violating or conflicting with, any Intellectual Property or IT Asset of any Person; (v) to the Knowledge of Seller, no Company Intellectual Property has been infringed, diluted, misappropriated or otherwise violated by or conflicted with any Person; (vi) the Company has not received or requested any opinions of counsel related to any of the foregoing, other than trademark clearance in the Ordinary Course of Business of the Company as currently conducted or proposed to be conducted; and (vii) the validity or enforceability of any Company Intellectual Property, the Company Products or Company IT Asset or the title of the Company thereto has not been questioned in any written Claim or inquiry of any Governmental Authority and no such Claim or inquiry of any Governmental Authority is threatened.

(c) Know-How. The Company has taken all reasonable actions that are required or necessary to maintain, preserve and protect the confidentiality of the Confidential Information of the Company, including trade secrets included in the Know-How and other Confidential Information of the Company.

(d) Service Provider IP Assignments. The Company and the Subsidiaries have secured from all (i) employees, consultants, service providers, advisors, independent contractors and vendors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property and/or Company Products for the Company or any of the Subsidiaries and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company or any of the Subsidiaries (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property and Company Products, and the Company and the Subsidiaries have obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property or Company Products developed by the Author for the Company or any of the Subsidiaries. Without limiting the foregoing, the Company and the Subsidiaries have obtained valid and enforceable written proprietary information and invention disclosure and Intellectual Property and work product assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has provided to Purchaser copies of all forms of such invention disclosure and assignment documents currently and historically used by the Company and the Subsidiaries and, in the case of patents and patent applications, the Company has provided to Purchaser copies of all such assignments.

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(e) Company Software and Products. Schedule 3.12(e) contains a true and complete list of (i) all Company Software, (ii) all Software licensed to the Company (excluding commercial off-the-shelf generally available Software available for less than five thousand dollars per year (“Shrink-wrap Software”)), including such Software licensed to the Company pursuant to a Contract set forth pursuant to Section 3.8(a)(vii) (other than for open source software, which is subject to Section 3.12(k)) and (iii) the owner (including, joint owners if applicable) for each item of Company Software. Schedule 3.12(e) lists all Company Products, and for each such Company Product (and each version thereof) describes its current state of development and identifies its currently projected final development or commercial release.

(f) Source Code. The Company Source Code, the Company Products, the Company Software and the Software (excluding Shrink-wrap Software) licensed to the Company have been maintained in strict confidence and (i) have been disclosed by the Company only to those of its employees who have a “need to know” the contents thereof in connection with the performance of their duties to the Company and who have executed valid and enforceable, written nondisclosure agreements with the Company; and (ii) have been disclosed to only those Persons who have executed valid and enforceable, written nondisclosure agreements with the Company. Except as set forth in Schedule 3.12(f), the Company Source Code, the Company Products and the Company Software are not the subject of any escrow or similar agreement giving any third-party rights in or to such source code and/or documentation upon the occurrence of certain events. Schedule 3.12(f) sets forth a complete and accurate list of: (A) each Person (other than Business Employees) that has a copy of the Company Source Code; and (B) any Contract (including any source code escrow agreement) governing such Person’s possession of the Company Source Code and the Company has delivered complete and accurate copies of all such Contracts to Purchaser. All Persons listed in Schedule 3.12(f) have executed written agreements with the Company that require such Person to maintain the confidentiality of the Company Source Code and none of these agreements have been breached by Company or, to the Knowledge of Seller, has been breached by such Person. No Person has claimed or demanded that any Company Source Code that is held in escrow be delivered or released by the escrow agent, and no such Company Source Code that is held in escrow has ever been delivered or released by the escrow agent to any Person other than the Company. A copy of all Company Source Code has been stored in a secure source code repository (the “Repository”). Other than the Company Source Code, the Company neither owns nor licenses any source code from any other Person.

(g) Royalties. Except as set forth in Schedule 3.12(g), neither the Company owes or will owe any royalties or other payments to any Person in respect of the Company Intellectual Property. All royalties or other payments that are or were due prior to the Closing Date have been paid.

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(h) Malware, Viruses, Etc. To the best of Company’s knowledge, and after diligent investigation, neither the Company Software nor the Company Products contains any “viruses,” and the Software licensed by the Company contains no “viruses” that would have a detrimental effect on the Company or any of its customers. The Company and the Subsidiaries have taken steps in accordance with generally accepted industry standards to identify and to address defects, bugs, and errors in the Company Products and Company Software. For the purposes of this Agreement, “virus” means any computer code designed to disrupt, disable or harm in any manner the operation of any Software, hardware or system, including, without limitation, worms, bombs, backdoors, clocks, timers, or other disabling device code, designs or routines which causes the Software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party. Since the date that is one year prior to the date of this Agreement, the Company has not suffered any material data loss, Business interruption, or other material harm as a result of any “virus”.

(i) IT Assets. The Company has implemented standards that are commercially reasonable in the software industry to ensure the physical and electronic protection of its Company IT Assets from unauthorized disclosure, use or modification and there has been no material breach of security involving any Company IT Assets. Except as set forth in Schedule 3.12(i), within the past three (3) years, there has been no internal or external audit, inspection or examination, including any penetration testing, of the Company IT Assets that has identified any issue that would (i) be considered a material deficiency or a material weakness in the Company’s internal control structure and procedures; or (ii) require the Company to disclose a risk of non-compliance to any Governmental Authority.

(j) Open Source Software. Schedule 3.12(j) identifies all Open Source Materials used in any Company Products or in the conduct of the Business of the Company as currently conducted or proposed to be conducted, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any of the Subsidiaries) and identifies the licenses under which such Open Source Materials were used. The Company and the Subsidiaries are in compliance with the terms and conditions of all licenses for the Open Source Materials. With the exception of those Open Source Materials specifically identified on Schedule 3.12(j), the Company and the Subsidiaries have not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for the Company or any of the Subsidiaries with respect to any Company Intellectual Property or grant, or purport to grant, to any other Person any rights or immunities under any Company Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).

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(k) Status. Schedule 3.12(i) sets forth material details of the Company IT Assets and any and all security and disaster recovery arrangements relating thereto, including those pertaining to the back-up and recovery of data and information. The arrangements relating to the Company IT Assets (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the transactions contemplated herein, and the Company IT Assets will continue to be available for use by the Company and the Subsidiaries immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Purchaser. The Company and the Subsidiaries are the sole legal and beneficial owner of the Company IT Assets and the Company IT Assets is used exclusively by the Company and the Subsidiaries. The Company IT Assets that are currently used in the Business of the Company as currently conducted or proposed to be conducted constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business of the Company as currently conducted or proposed to be conducted, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business of the Company as currently conducted or proposed to be conducted with regard to information and communications technology, data processing and communications. The Company IT Assets is (i) in good working order and functions in accordance with all applicable documentation and specifications; (ii) maintained and supported in accordance with best industry practice and is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect; and (iii) protected by adequate security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off- site) of the software and any data in the Company IT Assets and following procedures for preventing the introduction of viruses to, and unauthorized access of, the Company IT Assets. Neither the Company nor any of the Subsidiaries is aware of any vulnerabilities, weaknesses, or gaps in the Company IT Assets that could enable third-party intrusion, interception, “man-in-the middle”, or denial of service attacks, or that could otherwise enable access by other Persons to the Confidential Information.

(l) No Faults. Neither the Company nor any of the Subsidiaries has experienced, and no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Business of the Company as currently conducted or proposed to be conducted as a result of (A) any error, breakdown, substandard performance, failure or defect in any part of the Company IT Assets whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the Company IT Assets. There has been no internal or external audit, inspection or examination, including any penetration testing, of the Company IT Assets has identified any issue that would (i) be considered a material deficiency or a material weakness in the Company’s or any of the Subsidiaries’ internal control structure and procedures or require either Company or any of the Subsidiaries to disclose a risk of non-compliance to any Governmental Authority. The Company and the Subsidiaries have, with respect to the Company IT Assets: (i) maintained a strong internal control environment in day-to-day operations; (ii) built the following basic control activities into its work processes and procedures: (A) accountability clearly defined and understood; (B) access properly controlled; (C) adequate supervision; (D) policies, procedures and responsibilities documented; (E) adequate training and education; and (F) adequate separation of duties; (iii) implemented periodic control self-assessments; and (iv) maintained an internal audit function to monitor the processes and Company IT Assets (including performing internal audits, tracking control measures, communicating status to management, and driving corrective action).

(m) Contaminants. The Company and the Subsidiaries have taken steps in accordance with generally accepted industry standards to identify and to address defects, bugs, and errors in the Company Products. To the Company’s knowledge, and after diligent investigation, the Company Products do not contain or make available any disabling codes or instructions, spyware, Trojan-horses, worms, viruses or other software routines intentionally designed to permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Company Products, data or other materials by any other Person.

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(n) Employees. No current or former partner, manager, director, officer, advisor or employee of the Company or any other Person will, after giving effect to each of the transactions contemplated by the Transaction Agreements, own or retain any rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Company Intellectual Property.

(o) Licenses to Company Intellectual Property. Neither the Company nor any of the Subsidiaries has granted any options, licenses or agreements of any kind relating to any Company Intellectual Property outside of nonexclusive licenses entered into by end users of the Company Products in the ordinary course on the Company unmodified standard end user terms of service (copies of which have been provided to Purchaser), and the neither the Company nor any of the Subsidiaries is bound by or a party to any option, license or agreement of any kind with respect to any of the Company Intellectual Property. Neither the Company nor any of the Subsidiaries have distributed or made available any Company Product except pursuant to a valid and enforceable license agreement. No other Person that has licensed Intellectual Property to the Company or any of the Subsidiaries has ownership or license rights to improvements or derivative works made by the Company or any of the Subsidiaries in the Third Party Intellectual Property or Company IT Assets that has been licensed to the Company or any of the Subsidiaries.

(p) Governmental Authority Funding. The Company has no funding, facilities or resources of any Governmental Authority or any university, college or other educational institution or research center were used in the development of the Company Intellectual Property. No Governmental Authority, university, college, or other educational institution or research center has any ownership in or rights to any Company Intellectual Property.

(q) Non-Contravention. None of the execution and performance of this Agreement, the consummation of the transactions and the assignment to Purchaser and/or the Company by operation of law or otherwise of any Contracts to which the Company or any of the Subsidiaries is a party or by which any of their assets are bound, will result in (i) Purchaser or any of its Affiliates granting to any other Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Purchaser or any of its Affiliates, (ii) Purchaser or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective Businesses, (iii) Purchaser or the Company being obligated to pay any royalties or other material amounts to any other Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property.

(r) Privacy and Security.

(i) Privacy Policies. Except as set forth in Schedule 3.12(r)(i), (i) the Company complies with, and has at all times complied with all Data Protection Obligations applicable to the Company, (ii) all published, posted, and internal policies, procedures, and notices of the Company relating to its Processing of Personal Data (collectively, the “Privacy Policies”) are complete, accurate and comply with applicable Data Protection Obligations, and (iii) the Company complies with the terms of the Privacy Policies. The Company has provided to Purchaser true, correct, and complete copies of all Privacy Policies and related policies and programs, including its written information security program, adopted by the Company in connection with its operations.

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(ii) Training. All employees, contractors, officers, agents, vendors, service providers and other Representatives of the Company that handle or Process Personal Data on behalf of the Company, to the extent required by Law, have received training with respect to compliance with Data Protection Obligations.

(iii) Personal Data. As of the date of this Agreement, the Company has not received any subpoenas, demands, inquiries (whether formal or informal), or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual, alleged or potential violation of any Data Protection Obligation or with respect to the Company’s Processing of Personal Data and no Governmental Authority is investigating, auditing or inquiring of the Company, or has identified the Company as a target or subject of any investigation, audit, or inquiry, for any actual, alleged or potential violation of any Data Protection Obligations or with respect to the Company’s Processing of Personal Data, nor has any written notice, complaint, claim, enforcement action, subpoena, or litigation of any kind been served on, or initiated against the Company under any applicable Data Protection Obligation by any Third Party.

(iv) Data Security. The Company has implemented and maintains an information security program that is comprised of reasonable and appropriate organizational, physical, administrative and technical safeguards and controls designed to protect the security, confidentiality, integrity and availability of the Company’s information systems including all Sensitive Data Processed thereby against loss, theft, unauthorized access or acquisition, modification, disclosure, corruption or other misuse. Such safeguards and controls are reasonably consistent with (i) reasonable practices in the industry in which the Company operates, (ii) the Company’s Data Protection Obligations, and (iii) any written public-facing statement made by the Company related to Processing, privacy or security of Sensitive Data.

(v) Privacy Compliance. The Company has implemented and maintains a privacy compliance program that is comprised of appropriate internal processes, policies and controls as required by applicable Data Protection Obligations, including (i) the appointment of qualified personnel to govern the administration of the privacy compliance program, (ii) processes to respond to consumer-related requests regarding the Processing of Personal Data and (iii) the completion and maintenance of required risk assessments, data protection impact assessments and any other required privacy compliance program documentation or evidence.

(vi) Security Breaches. As of the date of this Agreement, there have not been any instances, occurrences, or incidents of, or Third Party claims alleging, (a) Security Breaches, (b) unauthorized access or unauthorized use of any of the Company’s information systems, or other technology necessary for the operations of the Company or (c) any unauthorized access to, or acquisition of, any Sensitive Data maintained by the Company or by any Third Party service provider on behalf of the Company. The Company has no Knowledge of any violations of any of the Company’s Privacy Policies or related policies and programs or applicable Data Privacy Obligations by any subcontractor or Third Party service provider, and the Company performs reasonable due diligence on such subcontractors and Third Party service providers with respect to such subcontractors’ or Third Party service providers’ Processing of Personal Data.

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(vii) Data Processing. The Company has: (i) agreed to all Third Party customer and client contracts required to enable the Company to Process Personal Data regarding individuals, (ii) tracked and documented the obligations contained therein relating to the Processing of Personal Data and (iii) contractually obligated all Third Party service providers to comply all Data Protection Obligations, and provide protection of Personal Data at an equivalent or greater level to which the Company has contractually agreed with Third Parties (including customers and suppliers) to provide protection of Personal Data. The Company and the Subsidiaries engage in appropriate due diligence of such Third Party service providers before allowing them to access or receive Personal Data or Confidential Information, and they engage in ongoing oversight, audit and monitoring of them to verify that they are fulfilling the above-mentioned contractual obligations regarding Personal Data and Confidential Information for the entire time that they have access to or receive or maintain the Personal Data or Confidential Information and promptly takes appropriate action, including termination of a Third Party service provider, if the Company or any of the Subsidiaries identifies any issues with such fulfillment of such contractual obligations.

(viii) Data Transfer. The Company has obtained or will obtain any and all necessary rights, permissions, and Company Approvals to permit the transfer of Personal Data in connection with the consummation of the transactions provided for in this Agreement, and such transfer will not violate in any material respect any applicable Data Protection Obligations.

Section 3.13 Real Estate. The Company owns no real property. Schedule 3.13 contains a true and complete list of the Company’s leases of real property (“Leased Real Estate” and the facilities thereon, the “Leased Facilities”). As of the date of this Agreement, to the Knowledge of Seller, no amount payable under any Lease is past due, including any fee or commission to any broker, finder or other similar intermediary related to or in connection with the Leased Real Estate; and the Company has not received any written notice of a default, offset or counterclaim under any such lease by the Company that has not been cured or otherwise resolved. The Lease constitutes all interests in real property, and the Leased Facilities constitute all facilities currently occupied, used or held for use in connection with the businesses of the Company that are necessary for the continued operation of such businesses as currently conducted and as contemplated to be conducted immediately after the Closing. The Company has not given or received written notice that any party to any Lease has exercised any right of termination, extension, renewal, purchase option, expansion or right of first refusal with respect to any Lease, except as may be duly documented by amendment, modification or supplement to the applicable Lease. The Company has not entered into any leases, subleases, licenses or other written or oral agreements granting to any Person (other than the Company) the right of use or occupancy any Leased Facility. The Company has not received written notice of any condemnation, expropriation, environmental, zoning or other land-use regulation proceeding pending or threatened with respect to any Leased Facility.

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Section 3.14 Brokers, Finders, Etc. Except as set forth in Schedule 3.14, neither the Company, nor any party acting on its behalf has employed, paid or become obligated to pay any fee or commission to any valid claim of any broker, finder or other similar intermediary in connection with the transactions contemplated by the Transaction Agreements.

Section 3.15 Affiliate Transactions. Other than any employment or compensation agreement with the Company’s employees entered into in the Ordinary Course of Business consistent with past practice, (a) the Company is not a party to any Contract with (i) any Affiliate of the Company, (ii) Seller or any member or other Affiliate of Seller, or (iii) any of the Company’s officers, directors or employees (or members of their immediate families) or any Affiliate of one of the foregoing persons (each of (i), (ii) and (iii), an “Insider”); (b) no Insider provides or causes to be provided services to the Company, other than in his or her capacity as an officer, director or employee of the Company; (c) no Insider owns any direct or indirect interest of any kind (other than de minimis ordinary course equity ownership in publicly traded companies that does not confer material control rights upon the Insider) in, or controls or is a director, officer, employee or partner of or consultant to, or a lender to or borrower from, or has the right to participate in the profits of, any Person that is a supplier, customer, landlord, tenant, creditor or debtor of the Company; and (d) no material transaction has taken place between the Company, on the one hand, and any Insider, on the other hand, that will not have been discharged, terminated or otherwise consummated on or prior to the Closing Date with no further obligation on the part of the Company.

Section 3.16 Labor Matters.

(a) Schedule 3.16(a)(i) sets forth an accurate and complete list of all employees of the Company, including employees on authorized leave of absence, along with the start date, job title, location, classification (i.e., exempt or not exempt), status (e.g., part-time, full-time, seasonal or temporary), annual salary, bonus (target and maximum), commission, accrued but unpaid vacation balances as of the date hereof, severance obligations and deferred compensation paid or payable to each such employee. Except as set forth in Schedule 3.16(a)(ii), (A) there are no open senior positions at the Company existing as of the date hereof, (ii) in the past three (3) years, the Company has not made any promise or binding commitment to increase the compensation (whether salary, equity or incentive compensation, benefits or otherwise) payable to any Business Employee or otherwise materially modified the terms and conditions of employment of any such person, other than in the ordinary course of business and (iii) to the Knowledge of Seller, no Business Employee has requested a material increase in their compensation outside the Ordinary Course of Business. Schedule 3.16(a)(iii) sets forth an accurate and complete list of all independent contractors that provide services to the Company (including any individuals leased from or hired through another employer or any other Person to provide services to the Company), along with their compensation terms. The Company is in material compliance with all applicable Law respecting employment and employment practices, terms and conditions of employment, discrimination in employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and any other applicable immigration or work permit laws or regulations, in each case the violation of which would reasonably be expected to result in material liability. The Company is not engaged in any unfair labor practice. To the Knowledge of Seller, no Business Employee is obligated under any Contract (including licenses, covenants or commitments of any nature) that would materially interfere with such Business Employee’s ability to conduct or promote the business of the Company.

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(b) The Company has withheld all amounts required by Law or Contract to be withheld from the wages, salaries, and other payments to employees; and are not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. To the Knowledge of Seller, the Company is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending or, to the Knowledge of Seller, threatened Claims against the Company under any workers’ compensation plan or policy or for long term disability. The Company has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. Furthermore, there are no controversies pending or, to the Knowledge of Seller, threatened, between the Company and any of their respective employees, independent contractors or consultants, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

No Business Employee is represented by a labor union; and the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract and the Company has not experienced any labor dispute, strike, picketing, hand billing, work slowdown or work stoppage. To the Knowledge of Seller, (i) no petition has been filed or proceedings instituted by any Business Employee or group of Business Employees with any labor relations board seeking recognition of a bargaining representative, and (ii) there is no organizational effort currently being made or threatened in writing by, or on behalf of, any labor union to organize employees of the Company and no written demand for recognition of employees of the Company has been made by, or on behalf of, any labor union.

(c) As of the date of this Agreement, there is (i) no charge or complaint of employment discrimination or harassment against the Company pending or, to the Knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority, (ii) no charge or complaint against the Company pending or, to the Knowledge of Seller, threatened for payment of wages or other benefits under the Fair Labor Standards Act, as amended, or under any similar state, local or foreign employment standards law, (iii) no charge or complaint against the Company pending or, to the Knowledge of Seller, threatened in writing before the Occupational Safety and Health Act, as amended, or any similar state, local or foreign agency, (iv) no complaint, controversy, dispute or action between the Company and any current or former employee, including but not limited to, a complaint or action alleging breach of an employment contract, wrongful discharge or breach of a duty of good faith and fair dealing in the employment relationship pending or, to the Knowledge of Seller, threatened and (v) no claim pending or, to the Knowledge of Seller, threatened in writing against the Company for workers’ compensation, unemployment insurance or disability benefits under any Law.

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(d) The Company maintains a Form I-9 for each employee for whom such a Form I-9 must be maintained. To the Knowledge of Seller, no charge or complaint against the Company is pending or threatened in writing under the Immigration Reform and Control Act of 1986, as amended.

(e) No person named in the definition of “Knowledge of Seller” is in violation of any restrictive covenant in any Contract with another Person relating to the right of any such Business Employee to use any trade secrets or proprietary information of others. To the Knowledge of Seller, no other Business Employee is in violation of any restrictive covenant in any Contract with another Person relating to the right of any such Business Employee to use any trade secrets or proprietary information of others that would materially interfere with such Business Employee’s ability to conduct the business of the Company. No person named in the definition of “Knowledge of Seller” has given notice to the Company that such Business Employee intends to terminate his or her relationship with the Company, and the Company has no present intention to terminate its relationship with any such Person. No Business Employee has given written notice to the Company that such Business Employee intends to terminate his or her relationship with the Company. Schedule 3.16(e)(i), contains the Company’s organizational chart with salaries. The Company has no present intention to terminate its relationship with any Business Employee. The employment of each of the employees of the Company is “at will” (and there are no employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any severance or particular form or period of notice prior to terminating the employment of any of their respective employees as set forth in the Company’s employee handbook, a true and complete copy of which has been provided to the Purchaser. Except as set forth on Schedule 3.16(e)(ii), the agreement or arrangement with each independent contractor, consultant and advisor to the Company can be terminated by the Company either (i) upon 90 days’ written notice (or less) by the Company or (ii) otherwise without liability to the Company (other than liability for compensation owed for services performed through such termination date).

(f) The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign law. In the past three years, (i) there has been no “plant closing” “mass layoff” or “employment loss” (each, as defined in the WARN Act) with respect to the Company; and (ii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. No terminations prior to the Closing would trigger any notice or other obligations under the Older Workers Benefit Protection Act of 1990, WARN Act or similar state, local or foreign law.

Section 3.17 Regulatory Matters.

(a) To the Knowledge of Seller, no director, manager, officer or service provider of the Company or its Affiliates has made any untrue statement of a material fact or a fraudulent statement to any Governmental Authority, failed to disclose any material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, would reasonably be expected to provide a basis for any Governmental Authority to invoke its policies regarding such matters.

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(b) All applications and other documents submitted by the Company to any Governmental Authority in connection with a Permit were true and correct, in all material respects, as of the date of submission, and any updates, changes, corrections or modification to such applications and other documents required under applicable Law have been submitted and were true and correct, in all material respects, at the time of submission.

(c) Neither the Company nor any of its officers, managers or directors is a Prohibited Person. The Company has not engaged in a transaction involving, directly or indirectly, a Prohibited Person or Iran, Sudan, Syria or any other country against which the United States imposes a trade embargo. The Company is and has been in compliance with all applicable export control and economic sanctions requirements administered by authorities of the United States and all other applicable jurisdictions (collectively, the “Export Control Laws”). The Company has all necessary authority under the Export Control Laws to conduct their businesses as presently conducted. None of the Company’s products is produced, designed or modified for military-related end uses, and, to the Knowledge of Seller, none of the Company’s products is normally devoted to military-related end uses.

(d) The Company is, and at all times during the last five years has been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations thereunder (the “FCPA”), and any applicable comparable foreign Law and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith.

(e) Neither the Company nor any of its directors, officers, employees, agents or consultants, or any other Person acting for, or on behalf of, the Company, directly or indirectly, has:

(i) made, undertaken or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment), to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality (“Prohibited Payments”);

(ii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment;

(iii) used funds or other assets, or made any undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”);

(iv) knowingly made any false or fictitious entries in any books or records of the Company relating to any Prohibited Payment or Prohibited Fund; or

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(v) taken any action that has resulted in a violation by any such Persons of the FCPA or any applicable comparable foreign Law.

Section 3.18 [Reserved]

Section 3.19 Bank Accounts, etc.; Officers, Managers and Directors. Schedule 3.19(a) sets forth a true and complete list of all banks in which the Company has an account or safe deposit box, all credit and similar cards in the Company’s name or for which the Company is liable and all cellular phone accounts in the Company’s name or for which the Company is liable, including in each case the names of all Persons authorized to draw thereon, use or who have access thereto, as applicable.

Section 3.20 Suppliers and Customers.

(a) Schedule 3.20(a)(i) sets forth a list of all the customers of the Company (the “Customers”); and Schedule 3.20(a)(ii) sets forth a list of the suppliers, service providers and vendors of the Company (“Suppliers”).

(b) As of the date of this Agreement, no Customer or Supplier has canceled or otherwise terminated its relationship with the Company (or provided written notice thereof). Except as set forth on Schedule 3.20(b), (i) the Company has not received any written notice that any Customer has (A) stopped purchasing or significantly decreased the volume of purchases of materials, products or services from the Company or (B) sought to purchase the products and services provided by the Company from any other supplier or vendor not currently providing such products and services to such customer or convert any exclusive or single-source purchasing arrangement or relationship between such customer and the Company into a non-exclusive or multi-source arrangement or relationship (ii) no Customer has a credit memo currently in place or has been promised a credit memo by the Company that is not already considered within the amounts per Schedule 3.20(a)(i), and (iii) no Supplier provided written notice that it has or intends to stop, or significantly decrease the rate of, supplying, materials, products or services to the Company. With respect to each Customer, there has been no change, and no Customer has requested or indicated that it may request a change, in the terms or prices at which such Customer purchases products or services from the Company applicable to any period following December 31, 2019.

(c) The Company has not provided any professional services hours at no charge to any customer of the Company or committed to do so in writing.

Section 3.21 Products; Services.

(a) The Company has delivered to Purchaser copies of all warranties, express or implied, to which its products and services are subject.

(b) Since December 31, 2019, the Company has not (i) made any change in the selling, distribution, advertising, terms of sale or collection practices of the Company from those planned or budgeted that is inconsistent, in any material respect, with past practices and would be material to the Company, taken as a whole, or (ii) entered into any material business practices, programs or long-term allowances not previously used in the Ordinary Course of Business.

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Section 3.22 No Allegations of Sexual Harassment. As of the date of this Agreement and from the date of the Company’s inception (i) no allegations of sexual harassment have been made against any employee, contractor, director, manager, officer, member, or other representative of the Company and (ii) the Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, contractor, director, manager, officer, member, or other representative of the Company.

Section 3.23 Grants, Incentives and Subsidies. As of the date of this Agreement, the Company has not received any grants, incentives or subsidies from any Governmental Authority. Furthermore, the Company is not subject to any obligation to pay royalties in connection with the sales of products or the provision of its services.

Section 3.24 Accounts Receivable. All accounts receivable set forth on the books and records of the Company (i) are valid, bona fide claims against debtors for sales or other charges arising from bona fide transactions entered into by the Company related to the sale of goods or rendering of services incurred in the ordinary course of business, (ii) are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established applied consistently with prior practice) carried (or to be carried) on the books of the Company, as applicable, and (iii) are not (A) the subject of any Claims brought by or on behalf of the Company or (B) except as set forth in Schedule 3.24, past due by more than 60 days. The Company has not since the Reference Date advanced premiums or other monies to customers. The Company currently does not have (and since the Reference Date has not entered into) any Contracts with any Customer pursuant to which the Company is obligated to provide services to such Customer without charge to such Customer or at a discount to such Customer, whether as a result of the time period the Company provides services to such Customer, as a result of the volume of products or services provided to such Customer or otherwise. The Company has not offered any rebates to any Customer of the Company which will apply at any time after the Closing.

Section 3.25 No Misrepresentation. To the Knowledge of Seller, neither this Agreement, the Disclosure Schedule, any Exhibit, Annex or Schedule hereto or thereto, nor any statements, documents, certificates or other items prepared or supplied by the Company with respect to the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading

Section 3.26 No Other Representations. Company acknowledges and agrees that neither the Purchaser nor any other Person has made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in Article V of this Agreement (including the related portions of the Disclosure Schedules).

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Article IV
Representations and Warranties Regarding Seller

Seller hereby represents and warrants to Purchaser as follows as of the date hereof or such other date(s) as specifically referenced in any section of this Article IV, as applicable:

Section 4.1 Organization; Authorization; Etc.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller has all requisite corporate and other power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it presently is proposed to be conducted. Seller is in good standing and is duly qualified as a foreign entity to transact business in each other jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be so qualified, except where the lack of such qualification would not reasonably be expected have a Material Adverse Effect

(b) Seller has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which Seller is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements to which it is a party, the performance of Seller’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of Seller, its stockholders and Board. Each Transaction Agreement to which Seller is a party has been duly executed and delivered by Seller and (assuming due execution by the other parties thereto) constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms.

(c) The execution, delivery and performance of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in the imposition of an Encumbrance upon, or result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation, modification or acceleration, or any obligation or loss of any benefit under or in respect of (i) any provision of the certificate of incorporation, bylaws, or similar organizational documents, of Seller; (ii) any Contract to which Seller is a party or to which any of its properties or assets are bound or (iii) any Law or Order to which Seller is subject.

(d) No registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by Seller with, to or from any Person, including any Governmental Authority, in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated hereby and thereby.

Section 4.2 Title. The Purchased Shares set forth on Exhibit B constitute 100% of the total issued and outstanding equity securities of the Company (inclusive of any instruments convertible into or exchangeable for, equity securities) owned and held by Seller. Seller: (a) owns of record and beneficially, and has good and valid title to, the Shares free and clear of any Encumbrances, and (b) has the absolute and unrestricted right, power and authority to sell, contribute and deliver such Purchased Shares to Purchaser pursuant to the terms of this Agreement. Seller has not at any time before the date hereof sold, transferred, conveyed, disposed, pledged or otherwise hypothecated such Purchased Shares. Seller has full and exclusive power to vote the Shares owned by Seller and is not party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that would reasonably be expected to require Seller to sell, transfer or otherwise dispose of Seller’s Purchased Shares or (b) any voting trust, proxy or other contract relating to the voting of Seller’s Purchased Share.

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Section 4.3 Litigation; Orders. There is no pending or, to the Knowledge of Seller, threatened action, suits or proceeding, either at law or in equity, which would, individually or in the aggregate, reasonably be expected to (i) impair in any material respect the ability Seller to perform their obligations under the Transaction Agreements or (ii) prevent, impede or delay the consummation of the transactions contemplated by the Transaction Agreements.

Section 4.4 Brokers, Finders, Etc. Except as set forth in Schedule 3.14, neither Seller nor any party acting on the behalf of Seller has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by the Transaction Agreements who might be entitled to a fee or commission from Seller or the Company in connection with such transactions.

Section 4.5 No Other Representations. Seller acknowledges and agrees that neither the Purchaser nor any other Person has made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in Article V of this Agreement (including the related portions of the Disclosure Schedules).

Article V
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows as of the date hereof or such other date(s) as specifically referenced in any section of this Article V, as applicable:

Section 5.1 Incorporation; Authorization; Etc.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Purchaser is not in default under or in violation of any provision of its organizational documents.

(b) Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements to which Purchaser is a party, the performance of Purchaser’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceeding or action on the part of Purchaser, the Board of Directors of Purchaser or the stockholders of Purchaser are necessary therefor. The Transaction Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and (assuming due execution by the other parties thereto) constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms.

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(c) The execution, delivery and performance of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in the imposition of an Encumbrance upon, or result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation, modification or acceleration, or any obligation or loss of ay benefit under or in respect of (i) any provision of the organizational documents of Purchaser, (ii) any Contract to which Purchaser is a party or to which any of its properties or assets are bound or (iii) any Law or Order to which Purchaser is subject.

(d) No registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by Purchaser with, to or from any Person, including any Governmental Authority, in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated hereby and thereby.

Section 5.2 Litigation; Orders. There is no pending or, to the knowledge of Purchaser, threatened action, suits or proceeding, either at law or in equity, which would, individually or in the aggregate, reasonably be expected to (i) impair in any material respect the ability of Purchaser to perform its obligations under this Agreement or (ii) prevent or impede or delay the consummation of the transactions contemplated by the Transaction Agreements.

Section 5.3 Sufficiency of Funds. At the Closing, Purchaser will have available sufficient cash, lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price in accordance with the terms and subject to the conditions hereof.

Section 5.4 Investment. Purchaser is acquiring the Purchased Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof. Purchaser shall not offer to sell or otherwise dispose of the Purchased Shares in violation of any Law applicable to any such offer, sale or other disposition. Purchaser acknowledges that (i) the Purchased Shares have not been registered under the Securities Act, or any state or foreign securities Laws, (ii) there is no public market for the Purchased Shares and there can be no assurance that a public market shall develop, and (iii) it must bear the economic risk of its investment in the Purchased Shares for an indefinite period of time. Purchaser has all requisite legal power and authority to acquire the Purchased Shares in accordance with the terms of this Agreement and is an “Accredited Investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act, as presently in effect.

Section 5.5 No Other Representations. Purchaser acknowledges and agrees that neither Seller nor any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III and Article IV of this Agreement (in each case, including the related portions of the Disclosure Schedules).

Section 5.6 Brokers, Finders, Etc. Neither Purchaser nor any party acting on the behalf of Purchaser has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by the Transaction Agreements who might be entitled to a fee or commission from Purchaser in connection with such transactions.

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Article VI
Covenants of the Company and Purchaser

Section 6.1 Conduct of Business.

(a) Except as otherwise permitted or required by the terms of this Agreement, from the date of this Agreement until the Closing (or earlier termination of this Agreement), Seller shall cause the Company to: (i) operate and carry on its business only in the ordinary course consistent with past practice (which shall include making payments for liabilities as such liabilities become due and payable, but consistent with the Company’s normal payment cycle) and comply with all applicable Laws; (ii) use commercially reasonably efforts consistent with good business practice to keep and maintain its respective assets and properties in normal operating condition and repair, reasonable wear and tear and damage by fire or other casualty excepted; (iii) use commercially reasonably efforts to (A) maintain the present business organization of the Company intact, (B) keep available the services of its present officers and employees, (C) preserve its business relationships with all suppliers, contractors, licensors, customers, distributors and others having significant business relations with it and (D) maintain its goodwill and (iv) not (A) file any amended Tax Return, or (B) settle any audits, examinations, assessments or proceedings from any Tax Authority with respect to Taxes of the Company or any Subsidiary.

(b) Without limiting the generality of the foregoing, except for matters set forth in Schedule 6.1(b) or for which Purchaser has provided prior written consent, during the period between the date hereof and the Closing (or earlier termination of this Agreement), Seller shall not, and shall cause the Company not to take any action, agree to take any action or fail to take any action: (i) as a result of which any of the representations and warranties of the Company or Seller in this Agreement or any Ancillary Agreement will become untrue or incorrect, in any material respect; (ii) that would result in the Company failing to comply, in any material respect, with any of its covenants contained herein; (iii) that would result in the occurrence of any of the changes or events listed in Section 3.5 (Absence of Certain Changes); or (iv) that would result in the creation or imposition of any Encumbrance on any of the material assets of the Company.

Section 6.2 Public Announcements. The Parties agree that any press release or public announcement concerning the transactions contemplated by the Transaction Agreements shall not be issued without the prior written consent of Purchaser and Seller, except any such release or public announcement that may be required by an applicable Law (including the Exchange Act and the rules of a stock exchange on which a Party or any of its Affiliates lists securities), in which case the Party required to issue the release or announcement shall, to the extent permitted under such applicable Law, allow (x) Seller reasonable time to comment on such release or announcement in advance of its issuance in the event of any such release or announcement by Purchaser or its Affiliates or (y) Purchaser reasonable time to comment on such release or announcement in advance of its issuance in the event of such a release or announcement by the Company or Seller.

Section 6.3 Termination of Contracts. As of the date of this Agreement, there are no Contracts to be terminated by the Company, nor has the Company expressed any intention to terminate any current Contracts executed by the Company.

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Section 6.4 Non-Competition and No Solicitation.

(a) Seller acknowledges and agrees that (i) the agreements and covenants contained in this Section 6.4 are (A) reasonable and valid in geographical and temporal scope and in all other respects, and (B) essential to protect the value of the Business and (ii) Seller has obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Business and to the substantial detriment of the Business. Seller also acknowledges that Purchaser has agreed to consummate the transactions contemplated hereby in reliance on the covenants made by Seller in this Section 6.4, and that Purchaser would not have agreed to consummate the transactions contemplated hereby in the absence of the covenants made by Seller in this Section 6.4. Therefore, Seller agrees that, during the Restricted Period and except as otherwise provided for under this Agreement, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, member, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for, any Person, that engages in any Competitive Activities within the Restricted Area.

(b) If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6.4 unenforceable, the other provisions of this Section 6.4 shall nevertheless stand and the duration or geographic scope set forth herein shall be deemed to be the longest period or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period or geographic scope to permissible duration or size.

(c) Without limiting the remedies available to Purchaser, Seller acknowledges that a breach of any of the covenants contained in this Section 6.4 may result in material irreparable injury to Purchaser or any of its Subsidiaries for which there is no adequate remedy at Law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, in addition to any other remedy available at Law or equity (including monetary damages), Purchaser and its Subsidiaries shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach hereof, restraining Seller from engaging in activities prohibited by this Section 6.4 or such other relief as may be required specifically to enforce any of the covenants in this Section 6.4. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 6.4 and during any other period required for litigation during which Purchaser or any of its Subsidiaries seeks to enforce such covenants against Seller if it is ultimately determined that Seller was in breach of such covenants.

Section 6.5 Notification. Seller shall (and shall cause the Company to) promptly notify Purchaser after receipt of any Acquisition Proposal, any notice that any Person is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Affiliates or for access to the properties, books or records of the Company by any Person that has advised any Seller, the Company or any of its or their respective Affiliates or Representatives that it or any other Person may be considering making, or that has made, an Acquisition Proposal. Seller will (and will cause the Company to) keep Purchaser timely informed in all material respects of the status and details of any such Acquisition Proposal, notice or request and all correspondence or communications related thereto and will provide Purchaser with a true and complete copy of such Acquisition Proposal, notice or request or correspondence or communications related thereto, if in writing, or a written summary thereof (which shall include the identity of the Person considering or proposing such Acquisition Proposal and the material terms thereof), if not in writing. Seller agrees not to (and will cause the Company not to) provide any information concerning the Company to any Person making or considering making an Acquisition Proposal. Seller will not (and will ensure that no board of directors or other governing body of the Company shall): (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (ii) cause or permit the Company to enter into any Contract with respect to any Acquisition.

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Section 6.6 Confidentiality; Access. Except as required by Law, Seller shall, and shall cause their Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than Purchaser and the Representatives of Purchaser, except (i) if required by applicable Law or (ii) to carry out its obligations hereunder and to enforce its rights hereunder.

Section 6.7 Further Assurances. From time to time, as and when requested by any Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by the Transaction Agreements.

Section 6.8 Seller Undertakings. If it is determined that Seller or any of their Affiliates holds any right, title or interest in or to any assets, properties, interests in properties or rights used by the Company, whether by reason of any defects in the organization of the Company or the proper maintenance of company status or good standing of the Company or otherwise, then Seller shall, and shall cause their Affiliates to, take all such action as may be necessary or desirable to convey such assets, properties, interests in properties and rights to the Company.

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Section 6.9 Release. On the Closing Date, Seller and Seller’s beneficiaries and assigns (each a “Seller Releasor”) irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges Purchaser, the Company and each of their respective officers, directors, employees, agents, Affiliates, direct and indirect equity holders, lenders, representatives, successors and assigns (collectively, the “Purchaser Released Parties”), from any and all claims, counterclaims, damages, losses, payments, obligations, debts, accountings, liens, costs and expenses (including attorneys’ fees and costs) of any kind or nature, fixed or contingent, direct or indirect, several or otherwise, known or unknown, suspected or unsuspected, choate or inchoate, claimed or unclaimed, in law or in equity, whether arising from, in or out of tort, statute (whether state, federal or local) or contract or any other common law, administrative or similar cause of action, right or remedy, that such Seller Releasor may have against any of Purchaser Released Parties from the beginning of time until the Closing Date (collectively, the “Seller Released Claims”). Each Seller Releasor, specifically waives the benefits of any statutory or common law of any state, which in effect provides that a general release does not extend to Seller Released Claims which the creditor does not know or suspect to exist in his, her or its favor. It is expressly understood and agreed that the releases contained in this Section 6.9 are intended to cover and do cover all known facts or Seller Released Claims, as well as any further facts or Seller Released Claims within the scope of such Seller Released Claims not known or anticipated, but which may later be discovered, including all the effects and consequences thereof. Each Seller Releasor, acknowledges that such Seller Releasor may hereafter discover facts in addition to, or different from, those which such Seller Releasor now believes to be true with respect to the subject matter of the Seller Released Claims released in the Transaction Agreements, but agrees that such Seller Releasor has taken that possibility into account in reaching the Transaction Agreements, and that the releases given in this Agreement will be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which such Seller Releasor expressly assumes the risk. Each Seller Releasor acknowledges that the laws of many states provide substantially the following: “a general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Each Seller Releasor acknowledges that such provisions are designed to protect a party from waiving claims which such Seller Releasor does not know exist or may exist. Nonetheless, each Seller Releasor agrees that, effective as of the Closing Date, such Seller Releasor shall be deemed to waive any such provision with respect to the Seller Released Claims. In addition, and without limiting the foregoing, from and after the Closing, each Seller hereby acknowledges and agrees, that such Seller may not assert, directly or indirectly, and hereby waives, any claim, whether for indemnification, contribution, subrogation or otherwise, against the Company with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date or any obligation of Seller under Section 9.2(a). Subject to the provisions of this Section 6.9, each Seller Releasor agrees, on behalf of such Seller Releasor, not to make, directly or indirectly, and hereby waives, any claim for indemnification against the Company by reason of the fact that such Seller Releasor was a stockholder, member, director, manager, officer, employee or agent of the Company (whether such claim is for judgments, losses, penalties, fines, costs, amounts paid in settlement, Damages, expenses or otherwise and whether such claim is pursuant to any Law, organizational document, Contract or otherwise) with respect to any Claim brought by a Purchaser Indemnified Person against any Seller Releasor (whether such Claim is pursuant to this Agreement or otherwise). Notwithstanding the foregoing, nothing in this Section 6.9 shall be construed to constitute a waiver or release of (i) any claim that any Seller Releasor has under any Transaction Agreement, (ii) to the extent applicable, any right to indemnification under the Company’s organizational documents that such Seller Releasor may have as a current or former director and/or officer of the Company, or (iii) an entitlement to salary, bonuses, other compensation or employment benefits under an agreement with any Company earned or accrued by or for the benefit of such Seller Releasor prior to the Closing in respect of services performed by the such Seller Releasor as a manager, officer, or employee of the Company.

Section 6.10 Employee Matters. Cooperation with Respect to Business Employees. Representatives of Purchaser and Seller shall jointly inform the Business Employees of the transactions contemplated by this Agreement on or about the Closing.

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Section 6.11 Certain Payments. To the extent that, after the Closing, (a) Purchaser receives any payment or instrument that is for the account of Seller according to the terms of this Agreement, Purchaser will promptly deliver such amount or instrument to Seller and (b) Seller receives any payment that is for the account of Purchaser according to the terms of this Agreement, Seller will promptly deliver such amount or instrument to Purchaser, as applicable. All amounts due and payable under this Section 6.11 will be due and payable by the applicable party in immediately available funds, by wire transfer to the account designated in writing by the relevant party. Notwithstanding the foregoing, each party hereby undertakes to use reasonable best efforts to direct or forward all bills, invoices or similar instruments to the appropriate party.

Article VII
Conditions to Closing

Section 7.1 Conditions to All Parties’ Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver, in whole or in part, by the Party for whose benefit such condition exists in its sole discretion, to the extent permitted by applicable Law) of the following conditions on or prior to the Closing: no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that has or would have the effect of prohibiting or enjoining the purchaser of the Purchased Shares or making the transactions contemplated by this Agreement or any other Transaction Agreement illegal.

Section 7.2 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver, in whole or in part, by Purchaser in its sole discretion, to the extent permitted by applicable Law) of the following conditions on or prior to the Closing:

(a) Accuracy of Representations and Warranties. (i) The representations and warranties made by Seller herein that (A) are not qualified by Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such dates (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date) except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect and (B) are qualified by Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such dates (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date).

(b) Performance of Covenants. Seller shall have performed in all material respects all covenants and agreements required to be performed and complied with by Seller under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

(d) Closing Deliverables. Purchaser shall have received the deliveries required under Section 2.3.

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(e) No Orders or Proceedings. No Law or Order that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no Action before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Authority or regulatory authority, domestic or foreign, or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to Purchaser.

Section 7.3 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver, in whole or in part to the extent permitted by applicable Law) of the following conditions on or prior to the Closing:

(a) Accuracy of Representations and Warranties. (i) The representations and warranties made by Purchaser herein that (A) are not qualified by material adverse effect shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such dates (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date) except where the failure to be so true and correct would not reasonably be expected to have a material adverse effect and (B) are qualified by material adverse effect shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such dates (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date.

(b) Performance of Covenants. Purchaser shall have performed in all material respects all covenants and agreements required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing.

(c) Closing Deliverables. Seller shall have received the deliveries required under Section 2.4.

(d) No Orders or Proceedings. No Law or Order that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no Action before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Authority or regulatory authority, domestic or foreign, or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to Seller.

Section 7.4 Non-Circumvention. Seller hereby agrees that Seller will not, directly or indirectly, take any action, or cause any Person to take any action, that is intended to circumvent or otherwise frustrate, or would reasonably be expected to result in the circumvention or frustration of the, consummation of the Closing, satisfaction of any of the conditions to Closings or prevent Purchaser from receiving the full benefit of the transaction contemplated by this Agreement.

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Article VIII
Termination

Section 8.1 Termination. This Agreement may be terminated, and the transactions provided for in this Agreement abandoned at any time prior to the Closing, by:

(a) the mutual written consent of Purchaser and Seller;

(b) Purchaser or Seller, if the Closing has not occurred by the earlier of June 30, 2021 (the “Walk-Away Date”); provided, however, that no Party may terminate this Agreement pursuant to this clause (b) if the failure of the Closing to occur on or before the Walk-Away Date referred to in the applicable paragraph results from: (i) the breach by such Party of any representation, warranty, covenant or agreement in this Agreement or (ii) such Party’s failure to use its commercially reasonably efforts to consummate the transactions contemplated hereby;

(c) Purchaser, if Seller materially breach(es) any representation, warranty, covenant, obligation or agreement hereunder, such that any related conditions to Closing would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach shall not have been cured, or by its nature cannot be cured, within 30 days following receipt by Seller of written notice of such breach;

(d) Seller, if Purchaser materially breaches any representation, warranty, covenant, obligation or agreement hereunder, such that any related conditions to Closing would not be satisfied would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach shall not have been cured, or by its nature cannot be cured, within 30 days following receipt by Purchaser of written notice of such breach; or

(e) Purchaser or Seller, if any Governmental Authority of competent authority and jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions provided for in this Agreement, which Order is final, binding, and non-appealable; provided, however, that the right to terminate this Agreement under this paragraph shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform any of its lawful obligations under this Agreement.

Section 8.2 Procedure and Effect of Termination.

(a) A Party seeking to terminate this Agreement pursuant to Section 8.1 shall deliver written notice of such termination to each of the other Parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by any Party, except that the provisions of this Section 8.2, Section 11.2, and Section 11.4 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any Party of any liability that arose prior to the date of termination or, with respect to those provisions that survive termination, that arises after such termination.

(b) If this Agreement is terminated as provided herein, each Party shall, as requested by the other Party, either redeliver to such other Party, or certify to such other Party the destruction of, all documents, work papers and other material of such other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.

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Article IX
Indemnification

Section 9.1 Survival of Representations, Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, including the provisions of this Article IX, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company, any Seller, or Purchaser, as follows: (a) the representations and warranties contained in Section 3.1 (Organization; Authorization; etc.), Section 3.2 (Capitalization; Structure), Section 3.9 (Taxes), Section 3.12 (Intellectual Property; Data Privacy; Security), Section 3.14 (Brokers, Finders, etc.), Section 4.1 (Organization; Authorization; etc.), Section 4.2 (Title), Section 4.4 (Brokers, Finders, Etc.) and Article V (Representations and Warranties of Purchaser) shall survive until 60 days after expiration of the statute of limitations applicable to the underlying facts and circumstances (including any extensions thereof) (the representations and warranties set forth in this clause (a) being the “Fundamental Representations”); and (b) all other representations and warranties shall survive until the date that is eighteen (18) months after the Closing Date. The covenants and agreements of the Parties contained in this Agreement (i) contemplating or requiring performance by such Party at or prior to the Closing, shall survive until the twelve (12)-month anniversary of the Closing Date and (ii) contemplating or requiring performance after the Closing shall survive indefinitely or, if applicable, for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time in accordance with the notice procedures set forth in Section 9.3. No claim for breach of any representation or warranty, or breach of or failure to perform any covenant or agreement, may be brought, and no Party shall have any liability with respect to claims first asserted in connection therewith, after the expiration of the applicable survival period specified therefor in this Section 9.1.

Section 9.2 Indemnification.

(a) Subject to the limitations set forth in this Article IX, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates (including the Company on and following the Closing) and each of their respective officers, directors, managers, Affiliates, agents, employees and other Representatives (hereinafter referred to individually as a “Purchaser Indemnified Person” and collectively as “Purchaser Indemnified Persons”) from and against any and all losses, costs, damages, Liabilities, Taxes, claims, suits, proceedings, judgments, settlements and expenses (including reasonable fees and expenses of attorneys and in respect of any investigation conducted by the Purchaser Indemnified Persons) (collectively, “Damages”) incurred by the Purchaser Indemnified Persons arising out of, relating to or in connection with (or arising out of or relating to any Third Party Claim containing allegations that, if true, would constitute) any or all of the following:

(i) any misrepresentation or breach of a representation or warranty of Seller (or, as applicable, its Affiliates) set forth in this Agreement (including the Disclosure Schedule) or any certificate, schedule, exhibit or annex or other document furnished by Seller (or, as applicable, its Affiliates) pursuant to this Agreement or the other Transaction Agreements;

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(ii) the breach or violation of, or failure to comply with, or default in connection with, any term, provision, covenant or agreement made by or to be performed by Seller, or a representative of Seller or, prior to the Closing, the Company in this Agreement;

(iii) any Indemnified Taxes, to the extent not taken into account (or not fully taken into account) in the calculation of the Purchase Price;

(iv) the SBA PPP Loan or any COVID-19 Assistance received by the Company; or

(v) any Fraud by a Seller or, prior to the Closing, the Company.

(b) Subject to the limitations set forth in this Article IX, from and after the Closing, Purchaser shall indemnify and hold Seller and its respective successors and assigns (hereinafter referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) harmless from and against any and all Damages incurred by Seller Indemnified Persons arising out of, relating to or in connection with (or arising out of or relating to any Third Party Claim containing allegations that, if true, would constitute) (i) any inaccuracy in or breach of any representation or warranty of Purchaser in this Agreement, or (ii) any breach of or failure to comply with any covenant or agreement of Purchaser in this Agreement.

(c) Limitations on Liability.

(i) No Indemnitor (as defined below) shall have any liability under Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, unless and until the aggregate amount of Damages suffered by a Purchaser Indemnified Person, or Seller Indemnified Person, as the case may be, exceeds $30,000 (the “Basket Amount”), after which all Damages in excess of the Basket Amount shall be recoverable by such Purchaser Indemnified Person or Seller Indemnified Person, as the case may be; provided, however, that the Basket Amount shall not apply to Damages arising out of, relating to or in connection with any inaccuracy in, breach of, or default in connection with any Fundamental Representations or Fraud.

(ii) The aggregate amount of all Damages for which Seller will be liable under (A) Section 9.2(a)(i) (except for Fundamental Representations) will not exceed the Closing Purchase Price; and (B) Section 9.2(a)(i) (including with respect to Fundamental Representations) through (v) will not exceed the Purchase Price.

(d) For clarity, the survival periods set forth in Section 9.1 and the limitations in Section 9.2(c), shall not apply to any Damages, or any indemnification obligations thereto, resulting from Fraud, willful misconduct or intentional misrepresentation of a Party hereto.

(e) For purposes of this Article IX, in determining (i) whether there has been an inaccuracy in or breach of any representation, warranty or covenant and (ii) the amount of any Damages that are the subject matter of a claim for indemnification hereunder, any qualifications in the representations, warranties and covenants contained herein with respect to a Material Adverse Effect, materiality, material or similar terms shall be disregarded and will not have any effect.

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(f) The right to indemnification, recovery of Damages or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement made by Seller or the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, recovery of Damages or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnitee shall be required to show reliance on any representation, warranty, certificate or other agreement for such Indemnitee to be entitled to indemnification hereunder.

(g) In no event shall Seller or Purchaser have any liability under the Transaction Agreements or otherwise in connection with the transactions contemplated hereby or thereby for any exemplary, punitive, consequential, special, speculative, remote, incidental or indirect damages or damages for diminution in value or any other damages based on a multiple of value.

(h) All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for or on behalf of, or any Knowledge of, such Purchaser Indemnified Person or Seller Indemnified Person, as applicable, or the acceptance by such Purchaser Indemnified Person or Seller Indemnified Person, as applicable, of any certificate or opinion.

Section 9.3 Indemnification Procedure.

(a) Claim Notices. The Person seeking indemnification hereunder (the “Indemnitee”), whether in respect of a direct claim or a Third Party Claim, shall notify the Party providing indemnification hereunder (the “Indemnitor”) in writing (such notice, a “Claim Notice”) promptly of the Indemnitee’s discovery, but in any event no later than 15 days after such discovery, of any matter (including if a Claim is filed against the Indemnitee) for which the Indemnitor may be liable to the Indemnitee under this Article IX, which Claim Notice shall specify in reasonable detail each individual item of Damages and the nature of the breach of representation, warranty, covenant or agreement to which each such item is related. The failure of an Indemnitee to deliver a timely Claim Notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that the Indemnitor is actually and materially prejudiced by such failure to provide timely notice. If the Indemnitor objects to the indemnification obligation or any portion of the claim amount specified in such Claim Notice, the Indemnitor shall on or before the 30-day anniversary after receipt of such Claim Notice (the “Reply Deadline”), deliver to the Indemnitee a written certificate (a “Reply Certificate”) specifying in reasonable detail, to the extent known, the basis for such dispute and, if reasonably practicable, calculation of the Indemnitor’s estimate as to the correct amount of the claim amount, if any. If a Reply Certificate is not timely delivered on or before the Reply Deadline, the Indemnitor shall be deemed to have accepted the claims set forth in the Claim Notice.

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(b) Third Party Claims. With respect to any Claim (other than a Claim made with respect to Taxes, which is governed by Section 10.3) made by a third Person (a “Third Party Claim”) against an Indemnitee for which the Indemnitee will seek indemnification from the Indemnitor hereunder, after delivery of the respective Claim Notice, the Indemnitee shall be entitled (if it so elects), (a) to take control of the defense and investigation of such Claim, (b) to employ and engage legal counsel of its own choice to handle and defend the same, and (c) to compromise or settle such Claim; provided that, except with the consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim by an Indemnitee shall be determinative of the indemnification obligations (if any) of the Indemnitor hereunder or the amount of Damages relating to such matter. If the Indemnitee fails to notify the Indemnitor that the Indemnitee will assume the defense of a Third Party Claim within 30 days after delivery by the Indemnitee of the Claim Notice, the Indemnitor will (upon delivering notice to such effect to the Indemnitee) have the right to undertake the defense, compromise or settlement of such Claim; provided, however, that, in such event, the Indemnitor shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnitee. The Party undertaking the defense, compromise or settlement of the Third Party Claim will keep the other Party reasonably informed of the progress of any such defense, compromise or settlement, and such other Party shall reasonably cooperate (at its own expense) in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom. To the extent that there is an inconsistency between this Section 9.3 and Article X as to any Tax matter, the provisions of Article X shall control.

Section 9.4 No Right of Contribution. Seller shall not make any claim for contribution from the Company or any of its officers, directors, managers or employees with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Purchaser Indemnified Person is entitled to indemnification hereunder for such claim, and each Seller hereby waives any such right of contribution from the Company and any of its officers, directors, managers or employees it has or may have in the future.

Section 9.5 Mitigation; Insurance Recoveries.

(a) In the event of any claim or Damage that may give rise to an indemnification obligation hereunder, the Indemnitee shall take, and cause its Affiliates to take, commercially reasonable measures to mitigate the consequences of such claim or Damage; provided, however, that the Indemnitee will not be required to expend any out-of-pockets costs in connection with such mitigation other than as it may agree in its sole discretion.

(b) Notwithstanding anything to the contrary in this Agreement, the amount of any Damage incurred or suffered by any Indemnitee shall be calculated after giving effect to any insurance proceeds actually received and realized by the Indemnitee (or any of its Affiliates) net of deductibles, retention amounts or other direct or indirect costs of collection; provided, however, that no Indemnifying Person will be obligated or required to pursue or obtain any such insurance proceeds prior to or after making any claim for indemnification hereunder. If any such insurance proceeds are received by an Indemnitee (or any of its Affiliates) with respect to any Damage after the Indemnifying Person(s) has made a payment to the Indemnitee with respect thereto, the Indemnitee (or such Affiliate) shall promptly pay to the Seller’s Representative for distribution to the Indemnifying Person(s) the applicable amount of such insurance proceeds (up to the amount of the Indemnifying Person’s payment, but otherwise subject to the provisions set forth above).

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Section 9.6 Treatment of Indemnification Payments; Set-Off Rights.

(a) Any amounts payable under this Article IX shall for all purposes be treated by Purchaser and Seller as an adjustment to the Purchase Price, except as otherwise required by Law. Any payments made to any party pursuant to this Article IX shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns unless otherwise required by a change in Law occurring after the date of this Agreement or pursuant to a closing agreement with the applicable Tax Authority or a judgment of a court of competent jurisdiction.

(b) Purchaser shall have the right to set-off against any monies deducted, withheld or retained or any monies which may be due or become due to Seller under this Agreement or otherwise (including any Earn-Out Payment that may become payable) to satisfy any Claims by Purchaser against Seller for any Loss arising under this Agreement or any documents delivered pursuant hereto.

Section 9.7 Manner of Payment; Exclusive Remedy.

(a) Subject to the limitations set forth in this Article IX, any indemnification obligation of Seller under this Article IX shall be satisfied, at the option of the Purchaser (i) by set-off against any monies or payments to be made under this Agreement, (ii) by direct payment to the Purchaser Indemnified Persons within ten (10) Business Days of such obligation becoming due under the terms of this Article IX or (iii) by any combination of the foregoing.

(b) Subject to the limitations set forth in this Article IX, any indemnification obligation of Purchaser under this Article IX shall be satisfied, at the option of the Seller (i) by increase to any monies or payments to be made by Purchaser to Seller under this Agreement, (ii) by direct payment to the Seller Indemnified Persons within ten (10) Business Days of such obligation becoming due under the terms of this Article IX or (iii) by any combination of the foregoing.

(c) Subject to Section 11.11 and except in the case of Fraud, from and after the Closing, the sole and exclusive liability and responsibility of the Indemnifying Parties to the Indemnified Parties, and the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties, under or in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be as set forth in this Article IX. To the extent that any Indemnified Party has any Losses for which it may assert any other right to indemnification, contribution or recovery in connection with this Agreement (whether under this Agreement or under any common law or any statute or otherwise), (i) Seller hereby waives, releases and agrees not to assert such right, and Seller agrees to cause each other Seller Indemnified Person to waive, release and agree not to assert such right, and (ii) Purchaser hereby waives, releases and agrees not to assert such right, and Purchaser agrees to cause each other Purchaser Indemnified Party to waive, release and agree not to assert such right, in each case regardless of the theory upon which any claim may be based, whether contract, equity, tort, fraud, warranty, strict liability or any other theory of liability.

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Article X
Tax Matters

Section 10.1 Tax Returns.

(a) Seller shall prepare, or cause to be prepared, at the Seller’ expense, all income Tax Returns for the Company for the Pre-Closing Period (excluding any income Tax Returns for an Overlap Period that are not filed on a consolidated or combined basis with Seller) with a due date (taking into account any valid extensions) after the Closing Date (each, a “Pre-Closing Income Tax Return”). Purchaser shall provide Seller with such cooperation, including access, during regular business hours, to (A) the officers and employees of the Company and (B) the books and records, as Seller may reasonably request in connection with the preparation of any Pre-Closing Income Tax Return. All Pre-Closing Income Tax Returns shall be prepared consistent with the past practice of the Company, except as otherwise required by applicable Law and, to the extent permitted by applicable Law, shall reflect a deduction for the Company Transaction Expenses. At least sixty (60) days prior to the date on which any Pre-Closing Income Tax Return is required to be filed (taking into account any valid extensions), Seller shall submit such Pre-Closing Income Tax Return to Purchaser for Purchaser’s review and approval. Purchaser shall provide written notice to Seller of its disagreement with any items in such Pre-Closing Income Tax Return within fifteen (15) days of its receipt of such Pre-Closing Income Tax Return, and if Purchaser fails to provide such notice, such Pre-Closing Income Tax Return shall become final and binding upon the parties hereto, and Purchaser shall sign and file, or cause to be signed and filed, such Pre-Closing Income Tax Return as prepared by Seller, to the extent Purchaser determines such Tax Return can be signed and filed without incurring penalties with respect to any position taken on such Tax Return. If Purchaser and Seller are unable to resolve any dispute regarding any Pre-Closing Income Tax Return within ten (10) days after Purchaser delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by the Audit Firm in accordance with the dispute resolution procedure set forth in Section 2.7. Purchaser shall sign and file, or cause to be signed and filed, any Pre-Closing Income Tax Return after the final resolution by the Audit Firm of any such dispute.

(b) Other than Pre-Closing Income Tax Returns, Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company (i) for all Pre-Closing Periods with a due date (taking into account any valid extensions) after the Closing Date (each, a “Pre-Closing Tax Return”), and (ii) for all Overlap Periods (each such Tax Return, a “Overlap Period Tax Return”). All Pre-Closing Tax Returns and Overlap Period Tax Returns shall be prepared consistent with the past practice of the Company, except as otherwise required by applicable Law. At least sixty (60) days prior to the date on which any Pre-Closing Tax Return or Overlap Period Tax Return is required to be filed (taking into account any valid extensions), Purchaser shall submit such Pre-Closing Tax Return or Overlap Period Tax Return and, with respect to an Overlap Period Tax Return, a pro forma Tax Return for the portion of the Overlap Period ending on the Closing Date (a “Pro Forma Return”), to Seller for Seller’s review and approval. Seller shall provide written notice to Purchaser of its disagreement with any items in such Pre-Closing Tax Return, Overlap Period Tax Return or related Pro Forma Return within fifteen (15) days of its receipt of such Pre-Closing Tax Return, Overlap Period Tax Return or related Pro Forma Return, and if Seller fails to provide such notice, such Pre-Closing Tax Return, Overlap Period Tax Return, and any related Pro Forma Return, shall become final and binding upon the parties hereto, and Purchaser shall sign and file, or cause to be signed and filed, such Pre-Closing Tax Return or Overlap Period Tax Return. If Purchaser and Seller are unable to resolve any dispute regarding any Pre-Closing Tax Return, Overlap Period Tax Return or related Pro Forma Return within ten (10) days after Seller delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by the Audit Firm in accordance with the dispute resolution procedure set forth in Section 2.7.

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(c) For all purposes under this Agreement (including, for the avoidance of doubt, the preparation of any Pro Forma Return), in the case of any Overlap Period, the portion of Taxes (or any Tax refund and amount credited against any Tax) that are allocable to the portion of the Overlap Period ending on the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts or sales, deemed to be the amount of such Taxes (or Tax refund or amount credited against such Taxes) for such entire Overlap Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Overlap Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Overlap Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the end of the Closing Date. Any Company Transaction Expenses shall be reflected in the portion of any Overlap Period ending on the end of the Closing Date to the extent permitted by applicable Law.

Section 10.2 Tax Refunds. Any Tax refunds in excess of $7,500 that are received (or, in the case of an Overlap Period, that would have been received if the Overlap Period ended on the end of the Closing Date) by Purchaser or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company or any Subsidiary), and any amounts credited against any Tax to which Purchaser or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company or any Subsidiary) become entitled, that relate to any Pre-Closing Period (or the portion of any Overlap Period ending on the end of the Closing Date) shall be for the account of the Seller, and Purchaser shall pay over to Seller, as additional purchase price for the Purchased Shares, any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. At Seller’s written request, Purchaser shall timely and properly prepare, or cause to be prepared (in a manner consistent with Section 10.1(b), and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax refunds from any Pre-Closing Period, provided that Seller will bear all legal, accounting and other fees and expenses incurred with respect to claiming or obtaining such Tax refunds.

Section 10.3 Post-Closing Actions. Without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company or its Subsidiaries) to take the following actions, if such action could reasonably give rise to an indemnification claim against the Seller under this Agreement: except to the extent the Company’s applicable Tax position for the Pre-Closing Tax Period is not supportable by substantial authority under applicable Law (as such determination is made following joint submission by the Seller and the Purchaser to the Audit Firm, whose determination will be final, binding and conclusive on the Parties, absent Fraud or manifest error) or upon Seller’s written request pursuant to Section 10.2, file, re-file, supplement, or amend any Tax Return of the Company for any Tax period ending on or before the Closing Date.

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Section 10.4 Tax Disputes.

(a) Purchaser shall notify Seller in writing within ten (10) days of the receipt by Purchaser of written notice of any inquiries, audits, examinations, assessments or proceedings from any Tax Authority with respect to Taxes of the Company for which Seller would be required to indemnify any Purchaser pursuant to this Agreement (any such inquiry, assessment, proceeding or similar event, a “Tax Matter”); provided, however, that the failure of Purchaser to deliver a timely notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that Seller is actually and materially prejudiced by such failure to provide timely notice. Seller may, at its own expense, participate in and, upon notice to Purchaser, assume the defense of any such Tax Matter relating to a Tax period ending on or before the Closing Date (but not an Overlap Period, which is governed by Section 10.4(b)). If Seller assumes such defense, Seller shall have the authority, with respect to such Tax Matter, to represent the interests of the Company before the relevant Tax Authority and shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Purchaser has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by Seller. Seller shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects or may adversely affect the Tax liability of Purchaser, the Company or any Affiliate of any of the foregoing for any Post-Closing Period, including any Overlap Period, without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed. Seller shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, consider any comments of Purchaser, and allow Purchaser or Purchaser’s counsel to consult with it regarding the conduct of or positions taken in any such proceeding and to be present at any meetings or proceedings with the relevant Tax Authority.

(b) Purchaser has the right to represent the interests of the Company before the relevant Tax Authority with respect to any inquiries, audits, examinations, assessments or proceeding with respect to an Overlap Period, other than with respect to Pre-Closing Income Tax Returns (an “Overlap Period Tax Matter”), and any Tax Matter described in Section 10.4(a) above if the Seller does not assume the defense of such Tax Matter (“Purchaser Controlled Tax Matter”), and has the right to control the defense, compromise or other resolution of any such Overlap Period Tax Matter or Purchaser Controlled Tax Matter (collectively, a “Purchaser Tax Matter”), including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Purchaser Tax Matter. If Seller would be required to indemnify any Purchaser Indemnified Person pursuant to this Agreement with respect to such Purchaser Tax Matter then: (i) Seller shall have the right (but not the duty) to participate in the defense of such Purchaser Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Purchaser, (ii) Purchaser shall not enter into any settlement of or otherwise compromise any such Purchaser Tax Matter to the extent that it adversely affects the Tax liability of Seller or results in an indemnity obligation under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) Purchaser shall keep Seller informed with respect to the commencement, status, and nature of any such Purchaser Tax Matter, and will, in good faith, consider any comments of Seller, and allow Seller or its counsel to consult with Purchaser or its counsel regarding the conduct of or positions taken in any such proceeding.

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Section 10.5 Cooperation with Respect to Tax Returns. Purchaser and Seller shall furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchaser or the Company shall retain in its possession, and shall provide Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Seller may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date for a period of seven (7) years after the Closing Date. After such time, Purchaser may dispose of such material.

Section 10.6 Fees of Audit Firm. The fees and expenses attributable to the Audit Firm shall be paid 50% by Seller and 50% by Purchaser.

Section 10.7 Transfer Taxes. Any and all transfer, documentary, sales, use, stamp, registration and such other Taxes and fees (including penalties and interest) with respect to the transfer of the Purchased Shares (“Transfer Taxes”) shall be paid 50% by Seller and 50% by Purchaser.

Article XI
Miscellaneous

Section 11.1 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) three Business Days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one business day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by facsimile or email before 5:00 p.m. recipient’s local time on a Business Day, otherwise on the next Business Day, in each case, to the appropriate address or number as set forth below.

Notices to Seller shall be addressed to:	with a copy (which shall not constitute notice) to:

Jason Grady	Darrin M. Ocasio
Document Security Systems, Inc.	c/o Sichenzia Ross Ference LLP
200 Canal View Blvd, Suite 104	1185 Avenue of the Americas 31st Floor
Rochester, New York 14623	New York, NY 10036
Email: jgrady@dsssecure.com	E-mail: DMOcasio@SRF.LAW

Notices to Purchaser shall be addressed to:	with copies (which shall not constitute notice) to:

Attn: Daniel McKinnon	Orrick, Herrington & Sutcliffe LLP
16 Pleasant Street	222 Berkeley Street, Suite 2000
Wayland, MA 01778	Boston, MA 02116
Email: dan@proofitsreal.com	Attn: Gregg Griner
Email: ggriner@orrick.com

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(a) Each of the Parties may designate a different address for notices by delivering written notice to the other Party in accordance with this Section 11.1.

(b) All acts of the Person listed in Section 10.4(b) shall be deemed to be acts on behalf of Seller. Purchaser shall be entitled to deal exclusively with the Person listed in Section 10.4(b) on all matters relating to all Transaction Agreements and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any notice sent or document executed on behalf of Seller by such Person, and on any other action taken or purported to be taken on behalf of Seller by such Person, as being fully binding upon Seller.

Section 11.2 Governing Law; Consent to Jurisdiction; Waiver of Jury. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE. Each of the Parties (a) consents to submit itself exclusively to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court, in either case, located in Wilmington, Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat the jurisdiction of such courts by motion or other request for leave from any such court, (c) waives any claim that such proceedings have been brought in an inconvenient forum, and (d) agrees that it will not bring any Claim relating to this Agreement in any court or other tribunal other than a federal court sitting in the State of Delaware or a Delaware state court, in either case, located in Wilmington, Delaware. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.2.

Section 11.3 Entire Agreement. This Agreement, the schedules and exhibits hereto and the other Transaction Agreements contain the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

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Section 11.4 Expenses. Except as otherwise provided in this Agreement, each Party shall be responsible for and shall pay all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated this Agreement.

Section 11.5 Counterparts. This Agreement may be executed and delivered by facsimile, email or electronic signature service (e.g., DocuSign) and in two or more counterparts, all of which shall be considered one and the same agreement.

Section 11.6 Successors and Assigns; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party; provided, however, that Purchaser may assign any or all of its rights, interests and obligations hereunder (a) in connection with the sale of all or substantially all of the assets of or any business combination transaction involving Purchaser (whether pursuant to a merger, consolidation, sale of equity interests or otherwise) or (b) to any of its Affiliates without any prior written consent of Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or assigns, heirs, legatees, distributes, executors, administrators and guardians.

Section 11.7 Amendments and Waivers. This Agreement, and each of the terms and provisions of this Agreement, may be modified, waived or amended, to the extent permitted by Law and, if applicable, approved by the Board of Directors or similar governing body of Purchaser, by an instrument or instruments in writing signed by each of the Parties (provided that Seller may execute any such instrument or instruments on behalf of Seller). The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any Party thereafter to enforce each and every such provision. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 11.8 Headings and Captions. The Section and Article headings and other captions contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 11.9 No Third-Party Beneficiaries. Except as provided herein, neither this Agreement nor any of the provisions herein is intended to confer upon any Person other than the Parties (and their successors and assigns as permitted by Section 11.6) any rights or remedies hereunder.

Section 11.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (c) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

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Section 11.11 Equitable Remedies. The rights and remedies of the Parties are and shall be cumulative (and not alternative). Each Party hereby agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to them, whether in law or equity, including monetary damages) to: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, or (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.12 Independence of Representations and Warranties. All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 11.13 Further Assurances. Each party hereto shall use its reasonable best efforts to comply with all requirements imposed by this Agreement and the other Transaction Agreements on such party and to cause the transactions contemplated herein and therein to be consummated as contemplated herein and therein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and the other Transaction Agreements and to effectuate the purposes of this Agreement and the other Transaction Agreements.

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In Witness Whereof, this Stock Purchase Agreement has been duly executed and delivered by each of the Parties as of the day and year first above written.

PURCHASER:

Proof Authentication Corporation

By:	/s/ Daniel McKinnon
Name:	Daniel McKinnon
Title:	Chief Executive Officer

[Stock Purchase Agreement Signature Page]

In Witness Whereof, this Stock Purchase Agreement has been duly executed and delivered by each of the Parties as of the day and year first above written.

SELLER:

DOCUMENT SECURITY SYSTEMS, INC.

/s/ Jason Grady
Name:	Jason Grady
Title:	Chief Operating Officer

[Stock Purchase Agreement Counterpart Signature Page]

Exhibit A

Transition Services Agreement

[Exhibit/Schedule Cover Pages]

Exhibit B

Schedule of Security Holders and Payment Matters

[Exhibit/Schedule Cover Pages]

Exhibit C

Referral Agreement

[Exhibit/Schedule Cover Pages]

Schedule I

Disclosure Schedules

See Attached

I-1